MERGER AND SHARE EXCHANGE AGREEMENT

dated

August 24, 2012

by and among

China VantagePoint Acquisition Company, a Cayman Islands company,

as the Parent,

BDH Acquisition Corp., a Delaware corporation,

as the Purchaser,

and

Black Diamond Holdings LLC, a Colorado limited liability company,

as the Company,

the Class A Members listed on Schedule I,

as the Class A Members,

the Preferred Members listed on Schedule I,

as the Preferred Members and

Black Diamond Financial Group, LLC, a Delaware limited liability company,

as the Manager of the Company

i

TABLE OF CONTENTS (CONTINUED)

ii

TABLE OF CONTENTS (CONTINUED)

iii

TABLE OF CONTENTS (CONTINUED)

iv

TABLE OF CONTENTS (CONTINUED)

		Page

16.10	Setoff	75
16.11	Severability	75
16.12	Construction of certain terms and references; captions	75
16.13	Further Assurances	76
16.14	Third Party Beneficiaries	76
16.15	Waiver	76

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MERGER AND SHARE EXCHANGE AGREEMENT

This MERGER AND SHARE EXCHANGE AGREEMENT (the “Agreement”), dated as of August 24, 2012 (the “Signing Date”), by and among China VantagePoint Acquisition Company, a Cayman Islands company (the “Parent”), BDH Acquisition Corp., a Delaware Corporation and a wholly-owned subsidiary of Parent (the “Purchaser”), Black Diamond Holdings LLC, a Colorado limited liability company (the “Company”), the Class A members of the Company listed on Schedule I (each a “Class A Member” and collectively the “Class A Members”), the Preferred Members of the Company listed on Schedule I (each a “Preferred Member” and collectively the “Preferred Members”), and Black Diamond Financial Group, LLC, a Delaware limited liability company, the manager of the Company (the “Manager”).

WITNESSETH:

A.	The Company acquires controlling interests in and actively manages small and development-stage companies. The Company currently owns and manages certain businesses as its subsidiaries, and holds minority interests in several portfolio companies (referred to herein as “Subsidiaries” or “Portfolio Companies,” respectively (each as defined below)).

The Company’s Subsidiaries are engaged in the following lines of business:

•	The exploration and development of gold mineral properties in Montana (Eastern Resources);

•	The automated genotyping testing services of laboratory mice to mouse-breeding facilities and pharmaceutical and medical researchers (TransnetYX);

•	The development of the Charfuel® Coal Refining Process that uses only raw coal and air to produce gasoline and other products associated with oil refining (Carbon Fuels);

•	The operation of online wine retailer (RB Newco dba Barclays);

•	The designer and producer of out of home video games and casino gaming products (Global VR);

•	A Special Funding Vehicle formed for the purpose of making bridge capital loans to Rackwise, a Portfolio Company engaged in the global distribution of enterprise software systems for managing and planning the physical assets of datacenters (Rackwise Funding);

•	The development of a proprietary oil & gas and mineral detection technology (Subterranean Mapping Systems); and

•	The development of a proprietary volatility model for stock options trading (Quant Strategies).

The foregoing being referred to hereinafter collectively as the “Business”;

B.	The Class A Members collectively own 100% of the issued and outstanding Class A Units (as defined below) of the Company;

C.	The Class A Members represent a Majority Interest (as defined in the Company’s Operating Agreement) that is required to approve the Transaction;

D.	The Preferred Members collectively own 42.64% of the issued and outstanding Preferred Units (as defined below) of the Company;

E.	The Parties acknowledge that certain of the Preferred Members may execute this Agreement after the Signing Date on the same terms and conditions as contained in this Agreement on the Signing Date;

F.	Parent owns all of the issued and outstanding shares of equity securities of the Purchaser, which was formed for the sole purposes of the merger of the Parent with and into Purchaser, in which Purchaser will be the surviving corporation (the “Redomestication Merger”), and the acquisition by the Purchaser of the Units of the Company in accordance with and subject to the terms and conditions of this Agreement (the “Transaction”); and

G.	The Redomestication Merger and the Transaction are part of the same integrated transaction, with the Redomestication Merger occurring immediately prior to the Transaction.

The parties accordingly agree as follows:

ARTICLE I

DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1           “2012 Period” is defined in Section 4.22.

1.2           “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

1.3           “Additional Agreements” mean the Voting Agreement, Employment Agreements, Confidentiality and Non-Solicitation Agreements, Non-Compete Agreements, Management Services Agreement and Registration Rights Agreement.

1.4           “Additional Parent SEC Document” is defined in Section 8.12.

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1.5           “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, (a) with respect to all periods prior to the Closing, each Class A Member is an Affiliate of each of the Companies, and (ii) with respect to all periods subsequent to the Closing, Purchaser is an Affiliate of each of the Companies.

1.6           “Audited Annual Financial Statements” is defined in Section 4.12(b).

1.7            “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

1.8           “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.9           “Business” is defined in the Recitals.

1.10         “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York are authorized to close for business.

1.11         “Charter Documents” is defined in Section 2.4.

1.12         “Closing” is defined in Section 3.4.

1.13         “Closing Date” is defined in Section 3.4.

1.14         “COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

1.15         “Code” means the Internal Revenue Code of 1986, as amended.

1.16         “Commercial Software” means any and all shrink-wrap licenses and other licenses for packaged software generally available to the public and licensed to one or more of the Companies pursuant to an unnegotiated, non-exclusive end-user license.

1.17         “Company” is defined in the Recitals.

1.18         “Companies” means, collectively, the Company, the Subsidiaries, and the Portfolio Companies.

1.19         “Third Party Consent” is defined in Section 4.11.

1.20         “Confidentiality and Non-Solicitation Agreements” is defined in Section 8.9.

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1.21         “Contracts” means the Office Lease[s] and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which any of the Companies is a party or by which any of its respective assets are bound, including any entered into by the Companies in compliance with Section 8.1 after the Signing Date and prior to the Closing, and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under any of the Companies’ dominion or control.

1.22         “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.23         “Dissenting Shares” is defined in Section 2.6(a)(ii).

1.24         “Dissenting Shareholders” is defined in Section 2.6(a)(ii).

1.25         “Employment Agreements” is defined in Section 10.2(l).

1.26         “Environmental Laws” shall mean all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.27         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.28         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.29         “Excluded Persons” is defined in Section 7.4.

1.30         “Expense Agreement” is defined in Section 16.5.

1.31         “Financial Statements” is defined in Section 4.12(b).

1.32         “FIRPTA Certificate” is defined in Section 10.2(t).

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1.33         “Governmental Authority” shall mean any United States or foreign governmental authority, including any supranational, national, federal, territorial, state, commonwealth, province, territory, county, municipality, district, local governmental jurisdiction of any nature or any other governmental, self-regulatory or quasi-governmental authority.

1.34         “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.35         “Hazardous Materials Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.36         “IPO” means the initial public offering of Parent pursuant to a prospectus dated February 18, 2011.

1.37         “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.38         “Indemnification Notice” is defined in Section 11.3(a).

1.39         “Indemnified Party” is defined in Section 11.3.

1.40         “Indemnifying Parties” is defined in Section 11.3(a).

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1.41         “Intellectual Property Right” means the intellectual property, confidential information, and proprietary information, owned, licensed, used or held for use by a Person, including, but not limited to (a) any and all trademarks, logos, logotypes, and/or service marks, including, but not limited to, any and all common law and statutory rights therein and therefor, and further including any and all registrations thereof and applications for registration therefor, and all goodwill of the business associated therewith; (b) any and all corporate names, Internet domain names, and/or trade names, including, but not limited to, any and all common law and statutory rights therein and therefor, and further including any and all registrations thereof and applications for registration therefor; (c) any and all know-how, trade secrets, confidential business information, and other proprietary information, including without limitation, lists of customers and suppliers and potential customers and suppliers, pricing and cost information, business and marketing plans and proposals, processes, techniques, designs, research and development information, technical information, specifications, discoveries, notes, reports, drawings, works, devices, makes, models, works-in-progress, and creations, and any and all work product therefor, including, but not limited to, any and all common law and statutory rights therein and therefor; (d) any and all patents and patent applications (including all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof) and patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (e) any and all copyrights, including, but not limited to, any and all common law and statutory rights therein and therefor, and further including any and all copyright registrations thereof and applications for registration of copyright therefor; (f) any and all computer programs, including operating systems, applications, routines, interface and algorithms, whether in source code or object code; (g) databases and all information contained therein; and (h) all proprietary rights relating to any of the foregoing, including, but not limited to, all causes of action, damages and remedies related thereto.

1.42         “Interim Balance Sheet” is defined in Section 4.12(a).

1.43         “Interim Balance Sheet Date” shall mean March 31, 2012.

1.44         “Interim Financial Statements” is defined in Section 4.12(a).

1.45         “Inventory” is defined in the UCC.

1.46         “Key Personnel” means the employees of the Companies listed on Schedule 9.9.

1.47         “Labor Agreements” is defined in Section 4.26(a).

1.48         “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

1.49         “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.50         “Loss(es)” is defined in Section 11.1.

1.51         “M&A Fee” means the cash fee in an amount equal to $600,000 held in the Trust Account, which EarlyBirdCapital, Inc. is entitled to upon Closing in accordance with the terms of the Trust Agreement.

1.52         “Manager” is defined in the Recitals.

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1.53         “Management Services Agreement” means the management services agreement between Black Diamond Holdings LLC and Black Diamond Financial Group, LLC in form to be agreed to by the parties hereto.

1.54         “Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect, individually or in the aggregate, upon on the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company and the Businesses, taken as a whole, whether or not arising from transactions in the ordinary course of business.

1.55         “Material Contracts” means the contracts, agreements and understanding listed on Schedule 1.55.

1.56         “Member Indemnitees” is defined in Section 11.2.

1.57         “Member(s)” has the same meaning as such term has in the Company’s Operating Agreement.

1.58         “Minimum Trust Amount” is defined in Section 7.9.

1.59         “Money Laundering Laws” is defined in Section 4.38.

1.60         “Non-Compete Agreements” means the non-compete agreements to be signed between each of the Key Employees and the Purchaser, in form to be agreed upon by the parties hereto.

1.61         “OFAC” is defined in Section 4.39.

1.62         “Office Lease[s]” means the lease[s] with respect to the office space lease by the Companies, as set forth on Schedule 4.29 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.63         “Operating Agreement” means the limited liability company agreement of the Company, including any and all amendments thereto.

1.64         “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.65         “Outside Closing Date” is defined in Section 13.1.

1.66         “Outstanding Permits” is defined in Section 7.10.

1.67         “Parent Ordinary Shares” means the ordinary shares, par value $0.001 per share, of Parent.

1.68         “Parent SEC Document” is defined in Section 6.12.

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1.69         “Parent Securities” means the Parent Ordinary Shares, Parent Warrants, Parent Subunits, Parent Units and Parent UPO, collectively.

1.70         “Parent Subunits” means Parent’s subunits, consisting of one Parent Ordinary Share and one-half of a Parent Warrant.

1.71         “Parent UPO” means the option issued to EarlyBirdCapital, Inc. and its affiliates, to purchase up to an aggregate of 175,000 Parent Units at a price of $6.60 per Parent Unit.

1.72         “Parent Units” means Parent’s units, consisting of one Parent Subunit and one-half of a Parent Warrant.

1.73         “Parent Warrant” means one whole warrant entitling the holder thereof to purchase one Parent Ordinary Share at a price of $5.00. Each Parent Warrant will become exercisable upon the consummation of the Transaction and will expire on the earlier of (i) three years from the date of the consummation of the Transaction, (ii) Parent’s liquidation if Parent has not completed a business combination within certain time periods and (iii) the redemption of the Parent Warrants.

1.74         “Payment Shares” is defined in Section 3.1.

1.75         “PBGC” is defined in Section 4.28(b).

1.76         “Permits” is defined in Section 4.19.

1.77         “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; and (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Companies so encumbered, either individually or in the aggregate, (C) not resulting from a breach, default or violation by any of the Companies of any Contract or Law, and (D) the Liens set forth on Schedule 1.77.

1.78         “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.79         “Plan” is defined in Section 4.28(a).

1.80         “Portfolio Companies” means those entities listed on Schedule 4.10 under the heading “Portfolio Companies.”

1.81         “Pre-Closing Period” means any period that ends on or before the Closing Date or with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing.

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1.82         “Prospectus” is defined in Section 14.15.

1.83         “Purchaser” is defined in the Preamble.

1.84         “Purchaser Common Stock” means the common stock of Purchaser.

1.85         “Purchaser Indemnitees” is defined in Section 11.1.

1.86         “Purchaser Preferred Stock” means the Series A preferred stock of Purchaser the terms of which will be mutually agreed upon by the parties hereto. The Purchaser Preferred Stock shall have the following rights, privileges and preferences:

Scenario A – less than 100% of the Preferred Members are Signatory Members:

•	90% of the available cash of the Purchaser shall be paid as a dividend on a quarterly basis until each share of Purchaser Preferred Stock has received $12 per share and an aggregate of $25 million has been distributed to the shareholders of Purchaser Common Stock. Notwithstanding the foregoing, if the Company raises capital through a debt or equity financing, such amounts will not be distributed pursuant to this paragraph, and provided further that such funds will be used first to pay for expenses and capital expenditures.

•	Purchaser Preferred Shareholders will receive 100% of dividends until such time as they have received $6. Thereafter Purchaser Preferred will receive 50% of dividends and common shareholders will receive 50% of dividends until such time as Purchaser Preferred Shareholders receive an additional $6, or a total of $12.

•	Immediately after receiving an aggregate of $12 per share, the Purchaser Preferred Stock will automatically convert into Purchaser Common Stock at the then applicable conversion ratio. The Purchaser Preferred Stock may convert into Purchaser Common Stock at the option of the holder at the then applicable conversion ratio.

•	The initial conversion ratio is 1 for 1, subject to customary adjustments. In the event that the Purchaser Preferred Stock has not converted into Purchaser Common Stock by the three (3) year anniversary of the Closing, the then applicable conversion ratio will double.

•	Liquidation preference is $12 per share of Purchaser Preferred Stock. After $12 per share of Purchaser Preferred Stock is paid, the Purchaser Preferred Stock will receive dividends on an as-converted basis.

•	The Purchaser Preferred Stock will vote on an as-converted basis with the Purchaser Common Stock.

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•	The Purchaser will be prohibited from using more than 10% of available cash on a quarterly basis to (i) make or allow any investment or capital expenditure, and (ii) make or allow any payment to the Manager or its affiliates, each until each share of Purchaser Preferred Stock has received $12 per share and an aggregate of $25 million has been distributed to the holders of Purchaser Common Stock. Notwithstanding the foregoing, if the Company raises capital through a debt or equity financing, such amounts will not be distributed pursuant to this paragraph, and provided further that such funds will be used first to pay for expenses and capital expenditures.

•	The Purchaser will not be able to issue any securities senior to the Purchaser Preferred Stock without the approval of 90% of the outstanding shares of Purchaser Preferred Stock.

•	The Purchaser Preferred Stock may not be amended without the approval of 90% of the outstanding shares of Purchaser Preferred Stock.

Scenario B – 100% of the Preferred Members are Signatory Members:

•	50% of available cash shall be distributed to Purchaser Preferred Shareholders until such time as they have received $12 per share. Notwithstanding the foregoing, if the Company raises capital through a debt or equity financing, such amounts will not be distributed pursuant to this paragraph, and provided further that such funds will be used first to pay for expenses and capital expenditures.

•	Immediately after receiving an aggregate of $12 per share, the Purchaser Preferred Stock will automatically convert into Purchaser Common Stock at the then applicable conversion ratio. The Purchaser Preferred Stock may convert into Purchaser Common Stock at the option of the holder at the then applicable conversion ratio.

•	The initial conversion ratio is 1 for 1, subject to customary adjustments. In the event that the Purchaser Preferred Stock has not converted into Purchaser Common Stock by the three (3) year anniversary of the Closing, the then applicable conversion ratio will double.

•	Liquidation preference is $12 per share of Purchaser Preferred Stock. After $12 per share of Purchaser Preferred Stock is paid, the Purchaser Preferred Stock will receive dividends on an as-converted basis.

•	The Purchaser Preferred Stock will vote on an as-converted basis with the Purchaser Common Stock.

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•	The Purchaser will be prohibited from using more than 50% of available cash on a quarterly basis to (i) make or allow any investment or capital expenditure, and (ii) make or allow any payment to the Manager or its affiliates, each until each share of Purchaser Preferred Stock has received $12 per share. Notwithstanding the foregoing, if the Company raises capital through a debt or equity financing, such amounts will not be distributed pursuant to this paragraph, and provided further that such funds will be used first to pay for expenses and capital expenditures.

•	The Purchaser will not be able to issue any securities senior to the Purchaser Preferred Stock without the approval of 90% of the outstanding shares of Purchaser Preferred Stock.

•	The Purchaser Preferred Stock may not be amended without the approval of 90% of the outstanding shares of Purchaser Preferred Stock.

1.87         “Purchaser Securities” means the Purchaser Common Stock, Purchaser Preferred Stock, Purchaser Warrants, Purchaser Subunits, Purchaser Units and Purchaser UPO, collectively.

1.88         “Purchaser Subunits” is defined in Section 3.6(c).

1.89         “Purchaser Units” is defined in Section 3.6(d).

1.90         “Purchaser UPO” is defined in Section 3.6(e).

1.91         “Purchaser Warrants” is defined in Section 3.6(b).

1.92         “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.93         “Redomestication Effective Time” is defined in Section 3.2.

1.94         “Redomestication Surviving Corporation” is defined in Section 3.1.

1.95         “Registration Rights Agreement” means that certain registration rights agreement to be entered into by Purchaser and the Signatory Members.

1.96         “Restrictive Covenants” is defined in Section 8.2.

1.97         “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.98         “SEC” means the Securities and Exchange Commission.

1.99         “Securities Act” means the Securities Act of 1933, as amended.

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1.100         “Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

1.101         “Signatory Members” means the Class A Members and Preferred Members that are a party to this Agreement, as updated from time to time pursuant to Section 11.7.

1.102         “Six Month Interim Financial Statements” is defined in Section 4.12(b).

1.103         “Subsidiary” means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by the Company.

1.104         “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company or any of its Subsidiaries and other tangible property, including the items listed on Schedule 5.15.

1.105         “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.106         “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.107         “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.108         “Third-Party Claim” is defined in Section 11.3(a).

1.109         “Trust Account” is defined in Section 6.9.

1.110         “Trust Agreement” is defined in Section 6.9.

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1.111         “Trust Fund” is defined in Section 6.9.

1.112         “Trustee” is defined in Section 6.9.

1.113         “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.114         “Unaudited Annual Financial Statements” is defined in Section 4.12(a).

1.115         “Units” is defined in Section 4.5.

1.116         “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.117         “Voting Agreement” is defined in Section 3.5(a).

1.118         “Warranty Claims” is defined in Section 4.40.

ARTICLE II

REDOMESTICATION MERGER

2.1           Redomestication Merger.  At the Redomestication Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Islands Companies Law (2011 Revision) (“Cayman Law”) and the Delaware General Corporation Law (“Delaware Law”), respectively, Parent shall be merged with and into Purchaser, the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving corporation. Purchaser as the surviving corporation after the Redomestication Merger is hereinafter sometimes referred to as the “Redomestication Surviving Corporation.”

2.2           Redomestication Effective Time.  The parties hereto shall cause the Redomestication Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law, and the Plan of Merger (and other documents required by Cayman Law) with the Registrar of Companies in the Cayman Islands, in accordance with the relevant provisions of Cayman Law (the time of such filings, or such later time as specified in the Certificate of Merger and the Plan of Merger, being the “Redomestication Effective Time”).

2.3           Effect of the Redomestication Merger.  At the Redomestication Effective Time, the effect of the Redomestication Merger shall be as provided in this Agreement, the Certificate of Merger, the Plan of Merger and the applicable provisions of Delaware Law and Cayman Law. Without limiting the generality of the foregoing, and subject thereto, at the Redomestication Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Parent and Purchaser shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Redomestication Surviving Corporation, which shall include the assumption by the Redomestication Surviving Corporation of any and all agreements, covenants, duties and obligations of the Parent set forth in this Agreement to be performed after the Closing, and all securities of the Redomestication Surviving Corporation issued and outstanding as a result of the conversion under Sections 2.6(b) and (d) hereof shall be listed on the public trading market on which the Parent Subunits may be trading at such time.

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2.4           Memorandum and Articles of Association.  At the Redomestication Effective Time, the Amended and Restated Memorandum and Articles of Association of the Parent, as in effect immediately prior to the Effective Time, shall cease and the Certificate of Incorporation and By-Laws of Purchaser (the “Charter Documents”), as in effect immediately prior to the Redomestication Effective Time, shall be the Charter Documents of the Redomestication Surviving Corporation.

2.5           Directors and Officers of the Surviving Corporation.  Immediately after the Redomestication Effective Time and prior to the Closing of the Transaction, the board of directors of the Redomestication Surviving Corporation, shall be the board of directors of the Parent immediately prior to the Redomestication Merger.

2.6           Effect on Issued Securities of Parent.

(a)          Conversion of Parent Ordinary Shares.

(i)          At the Redomestication Effective Time, every issued and outstanding Parent Ordinary Share (other than those described in Section 2.6(f) or Section 2.11 below) shall be converted automatically into one share of Purchaser Preferred Stock. At the Redomestication Effective Time, all Parent Ordinary Shares shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Ordinary Shares outstanding immediately prior to the Redomestication Effective Time shall cease to have any rights with respect to such Parent Ordinary Shares, except as provided herein or by Law. Each certificate previously evidencing Parent Ordinary Shares shall be exchanged for a certificate representing the same number of Purchaser Preferred Stock upon the surrender of such certificate in accordance with Section 2.7. Notwithstanding anything herein to the contrary, to the extent a Person is a holder of a Parent Ordinary Share that is included in a Parent Subunit, such Parent Ordinary Share shall be converted pursuant to the provisions of Section 2.6(c) below.

(ii)         Each certificate formerly representing Parent Ordinary Shares (other those described in Section 2.6(f) or Section 2.11 below) shall thereafter represent only the right to receive the same number of shares of Purchaser Preferred Stock. Each certificate formerly representing Parent Ordinary Shares (“Dissenting Shares”) owned by holders of Parent Ordinary Shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 238 of the Cayman Law (“Dissenting Shareholders”) shall thereafter represent only the right to receive the applicable payments set forth in Section 2.11, unless and until such Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, appraisal rights pursuant to Section 238 of the Cayman Companies Law with respect to any Dissenting Shares.

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(b)          Parent Warrants. At the Redomestication Effective Time, each Parent Warrant shall be converted into one substantially equivalent warrant to purchase Purchaser Common Stock (the “Purchaser Warrants”). At the Effective Time, the Parent Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Purchaser Warrants shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the rights to purchase Parent Ordinary Shares which are outstanding immediately prior to the Effective Time. At or prior to the Redomestication Effective Time, Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Purchaser Warrants remain outstanding, a sufficient number of shares of Purchaser Common Stock for delivery upon the exercise of such Purchaser Warrants. Notwithstanding anything herein to the contrary, to the extent a Person is a holder of a Parent Warrant that is included in a Parent Subunit or Parent Unit, such Parent Warrant shall be converted pursuant to the provisions of Section 2.6(c) or (d) below, as applicable.

(c)          Parent Subunits. At the Redomestication Effective Time, every issued and outstanding Parent Subunit shall be converted automatically into one subunit consisting of one share of Purchaser Preferred Stock and one-half of a warrant to purchase Purchaser Common Stock (“Purchaser Subunit”). At the Redomestication Effective Time, all Parent Subunits shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Subunits outstanding immediately prior to the Redomestication Effective Time shall cease to have any rights with respect to such Parent Subunits, except as provided herein or by Law. Each certificate previously evidencing Parent Subunits shall be exchanged for a certificate representing the same number of Purchaser Subunits upon the surrender of such certificate in accordance with Section 2.7. Notwithstanding anything herein to the contrary, to the extent a Person is a holder of a Parent Subunit that is included in a Parent Unit, such Parent Subunit shall be converted pursuant to the provisions of Section 2.6(d) below.

(d)          Parent Units. At the Redomestication Effective Time, every issued and outstanding Parent Unit shall be converted automatically into one unit consisting of one Purchaser Subunit and one-half of a warrant to purchase Purchaser Common Stock (the “Purchaser Units”). At the Redomestication Effective Time, all Parent Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Units outstanding immediately prior to the Redomestication Effective Time shall cease to have any rights with respect to such Parent Units, except as provided herein or by Law. Each certificate previously evidencing Parent Units shall be exchanged for a certificate representing the same number of Purchaser Units upon the surrender of such certificate in accordance with Section 2.7.

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(e)          Parent Unit Purchase Option. At the Redomestication Effective Time, each Parent UPO shall be converted into one substantially equivalent unit purchase option to purchase one Purchaser Unit (the “Purchaser UPO”). At the Redomestication Effective Time, each Parent UPO shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Purchaser UPOs shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent UPOs that are outstanding immediately prior to the Effective Time. At or prior to the Redomestication Effective Time, Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Purchaser UPOs remain outstanding, a sufficient number of shares of Purchaser Common Stock and Purchaser Preferred Stock for delivery upon the exercise of such Purchaser UPOs and the exercise of the Purchaser Warrants included in such Purchaser UPOs.

(f)          Cancellation of Parent Ordinary Shares Owned by Parent. At the Redomestication Effective Time, if there are any Parent Ordinary Shares that are owned by the Parent as treasury shares or any Parent Ordinary Shares owned by any direct or indirect wholly owned subsidiary of the Parent immediately prior to the Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(g)          Transfers of Ownership. If any certificate for securities of Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

(h)          No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the Redomestication Surviving Corporation, Purchaser or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.7           Surrender of Certificates.  All securities issued upon the surrender of Parent Securities in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Parent Securities shall also apply to the Purchaser Securities so issued in exchange.

2.8           Lost Stolen or Destroyed Certificates.  In the event any certificates shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.7; provided, however, that Redomestication Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Redomestication Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed

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2.9           Section 368 Reorganization.  For U.S. federal income tax purposes, the Redomestication Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Redomestication Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Redomestication Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Redomestication Merger is determined not to qualify as a reorganization under Section 368 of the Code.

2.10         Taking of Necessary Action; Further Action.  If, at any time after the Redomestication Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Redomestication Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Parent and Purchaser, the officers and directors of Parent and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.11         Dissenter’s Rights.  No person who has validly exercised their appraisal rights pursuant to Section 238 of the Cayman Companies Law shall be entitled to receive the equivalent number of shares of Purchaser Preferred Stock with respect to the Dissenting Shares owned by such Dissenting Shareholder unless and until such Dissenting Shareholder shall have effectively withdrawn or lost their appraisal rights under the Cayman Law. Each Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 238 of the Cayman Companies Law with respect to the Dissenting Shares owned by such Dissenting Shareholder. The Parent shall give the Purchaser (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Parent relating to any Dissenting Shareholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Cayman Law. The Parent shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

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2.12         Agreement of Fair Value.  Parent, Purchaser and the Company respectively agree that the consideration payable for the Parent Ordinary Shares represents the fair value of such Parent Ordinary Shares for the purposes of Section 238(8) of the Cayman Law.

ARTICLE III

PURCHASE AND SALE

3.1           Unit Exchange.  On the Closing Date, immediately after the Redomestication Merger, (x) (i) the Class A Members shall transfer an aggregate of 100,000 Class A Units, representing all of the Class A Units of the Company, and (ii) the Preferred Members shall transfer an aggregate of 313 Preferred Units, representing 42.64% of the Preferred Units of the Company, in each case to the Purchaser, and (y) Purchaser shall issue an aggregate of 67,318,750 fully paid and nonassessable shares of Purchaser Common Stock and 1,304,167 fully paid and nonassessable shares of Purchaser Preferred Stock (the “Payment Shares”) to the Members in the amount set forth on Schedule I.

3.2           Section 351 Transaction.  For U.S. federal income tax purposes, the Transaction is intended to constitute an exchange of property for stock under Section 351 of the Code. The parties to this Agreement hereby (i) agree to file and retain such information as shall be required under Section 1.351-3 of the United States Treasury Regulations, and (ii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Transaction under Section 351 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Closing Date has or may have on any such transaction. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Transaction is determined not to qualify under Section 351 of the Code.

3.3           Closing.  Subject to the satisfaction or waiver of the conditions set forth in Article X, the closing (the “Closing”) of the Transaction shall take place at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, on the third Business Day after all the closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”). At the Closing:

(a)          Purchaser shall deliver the Payment Shares in accordance with Section 3.1.

(b)          The Signatory Members shall deliver to Purchaser instructions to the Company’s registrar and transfer agent that, at the Closing, their Units be transferred to Purchaser, with all necessary transfer Tax and other revenue stamps, acquired at each Member’s expense, affixed.

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3.4           Board of Directors.  Immediately after the Closing, the Purchaser’s board of directors will consist of five (5) directors. The Company shall designate three (3) persons to the Purchaser’s board of directors, at least one (1) of whom shall qualify as an independent director under the Securities Act, and the rules of any applicable securities exchange. The Purchaser shall designate two (2) designees, both of whom shall qualify as an independent director under the Securities Act, and the rules of any applicable securities exchange. The parties to this Agreement shall enter into a voting agreement (the “Voting Agreement”) in form agreed to by the parties hereto relating to nominees to the Purchaser’s board of directors.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

THE COMPANY, THE CLASS A MEMBERS AND THE MANAGER

The Company, the Class A Members and the Manager (the “Representing Parties”), jointly and severally, hereby represent and warrant to Purchaser that, except as set forth in the corresponding schedule in the disclosure schedules attached hereto, each of the following representations and warranties is true, correct and complete (i) regarding the Company, the Class A Members, the Manager, and the Subsidiaries, and (ii) to the best knowledge of the Representing Parties, regarding the Portfolio Companies, as of the date of this Agreement and as of the Closing Date. For purposes of this Article IV, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to include the knowledge of the Manager.

4.1           Corporate Existence and Power.  The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Colorado. Each Subsidiary and Portfolio Company is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation set forth by its name on Schedule 4.1. Each of the Companies has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. Each of the Companies is duly qualified or licensed to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary. Schedule 4.1 sets forth all jurisdictions in which each of the Companies is qualified or licensed to do business as a foreign corporation or limited liability company, as applicable. Each of the Companies has offices located only at the addresses set forth on Schedule 4.1. Except as set forth on Schedule 4.1, other than the Transaction contemplated herein, none of the Companies has taken any action, adopted any plan, or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

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4.2           Authorization.

(a)          The execution, delivery and performance by the Company of this Agreement and the Additional Agreements and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company, including the approval of the Manager and the approval of the Majority Interest (as such term is defined in the Company’s Operating Agreement) of the Members of the Company. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency and similar Laws affecting the enforceability of creditor rights generally and to general principals of equity.

(b)          Each Class A Member has full legal capacity, power and authority to execute and deliver this Agreement and the Additional Agreements to which such Class A Member is named as a party, to perform such Class A Member’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Additional Agreements to which each Class A Member is named as a party, will be at the Signing Date and the Closing, as applicable, duly executed and delivered by each Class A Member and this Agreement constitutes, and such Additional Agreements are, or upon their execution and delivery at Closing will be, valid and legally binding agreements of each Class A Member, enforceable against each Class A Member in accordance with their respective terms, subject to bankruptcy, insolvency and similar Laws affecting the enforceability of creditor’s rights generally and to general principals of equity.

(c)          The Manager has full legal capacity, power and authority to execute and deliver this Agreement and the Additional Agreements to which such Manager is named as a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Additional Agreements to which the Manager is named as a party, will be at the Signing Date and the Closing, as applicable, duly executed and delivered by the Manager and this Agreement constitutes, and such Additional Agreements are, or upon their execution and delivery at Closing will be, valid and legally binding agreements of the Manager, enforceable against the Manager in accordance with their respective terms, subject to bankruptcy, insolvency and similar Laws affecting the enforceability of creditor’s rights generally and to general principals of equity.

4.3           Governmental Authorization.  Neither the execution, delivery nor performance by any of the Representing Parties of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority.

4.4           Non-Contravention.  None of the execution, delivery or performance by the Company, any Class A Member, or the Manager of this Agreement or any Additional Agreements does or will:

(a)          contravene or conflict with the organizational or constitutive documents of any of the Companies, any Class A Member, or the Manager;

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(b)          contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to any of the Companies, any Class A Member, any of the Units, or the Manager;

(c)          constitute a default under or breach of (with or without the giving of notice or the passage of time or both); violate; or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of any the Companies;

(d)          require any payment or reimbursement by any of the Companies;

(e)          cause a loss of any material benefit relating to the business to which any of the Companies is entitled under any provision of any Permit or Contract (i) binding upon any of the Companies, or (ii) by which any of the Units or any of the Companies’ assets is or may be bound; or

(f)          result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Units or any of the Companies’ assets.

4.5           Capitalization.  The Company has an authorized capitalization consisting of 100,000 Class A Units, as defined in the Company’s Operating Agreement (the “Class A Units”) and 725 Preferred Units, as defined in the Company’s Operating Agreement (the “Preferred Units”, and, together with the Class A Units, the “Units”). All of the Units have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding Units of the Company are owned (and always have been owned) of record and beneficially by the Members as set forth on Schedule I. Upon the Closing, the Purchaser shall receive good, valid and marketable title to all Class A Units and 410 Preferred Units, free and clear of all Liens. No other class of membership units is authorized or outstanding. Except as set forth on Schedule 4.5, there are no: (a) outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any Units of the Company, (b) agreements by any Class A Member or Preferred Member with respect to any of the Units, including any voting trust, other voting agreement or proxy with respect thereto, or (c) equity holder agreements between any of the Companies and its direct or indirect holders regarding the securities of such company. The Company is seeking to issue $15 million of preferred membership units prior to the Closing.

4.6           Certificate of Formation and Operating Agreement.  Copies of (a) the certificate of formation or incorporation, as applicable, of each of the Companies, as certified by the Secretary of State of its state of incorporation or formation, and (b) the operating agreement, bylaws or other applicable governing document, of each of the Companies shall, within 30 days of the Signing Date, be delivered to Purchaser, and such copies shall be each true and complete copies of such instruments as amended and in effect on such delivery date. None of the Companies is in default under or in violation of any provision of its governing documents in any material respect.

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4.7           Corporate Records.  All proceedings occurring since January 1, 2009, of each of the Companies and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of each of the Companies. The securities ledgers and securities transfer books of each of the Companies are complete and accurate in all material respects. The Company has made available to Purchaser true and correct copies of all of the corporate minute books, the securities ledgers and securities transfer books of each of the Companies.

4.8           Third Parties.  Other than the Class A Members and the Manager, the Company is not Controlled by any Person and, other than the Persons listed on Schedule 4.10, the Company is not in Control of any other Person. Schedule 4.8 lists each Contract to which any of the Companies, on the one hand, and any Member or any Affiliate of any Member, on the other hand, is a party. Except as set forth on Schedule 4.8, no Member or any Affiliate of any Member (i) own, directly or indirectly, in whole or in part, any tangible or intangible property (including Intellectual Property Rights) that any of the Companies uses or the use of which is necessary for the conduct of the Business or the ownership or operation of any of the Companies’ assets, or (ii) have engaged in any transactions with any of the Companies. Schedule 4.8 sets forth a complete and accurate list of the ownership interest the Manager, each Member and their respective Affiliates holds in each of the Companies.

4.9           Assumed Names. Schedule 4.9 is a complete and correct list of all assumed or “doing business as” names currently or, since January 1, 2009 used by the Companies, including names on any Websites. Since January 1, 2009, the Companies have not used any name other than the names listed on Schedule 4.9 to conduct the Business. The Companies have filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to themselves.

4.10         Subsidiaries and Portfolio Companies.

(a)          Except as set forth on Schedule 4.10, the Company does not currently own, and since the Company’s inception has not owned, directly or indirectly, securities or other ownership interests in any other entity. Schedule 4.10 sets forth the name of each Subsidiary and Portfolio Company and the Company’s ownership interest in each Subsidiary and Portfolio Company listed therein. Except as set forth on Schedule 4.10, the Company owns all of such interests in the Subsidiaries and Portfolio Companies and is not aware of any dispute with respect to such ownership interests. Except as set forth on Schedule 4.10, none of the Company, any of its Subsidiaries, or any of the Portfolio Companies is a party to any agreement relating to the formation of any joint venture, association or other entity.

(b)          As set forth on Schedule 4.10, the Company has provided Purchaser with (i) the authorized and outstanding capital stock or other security interests, as the case may be, of each Subsidiary and each Portfolio Company, (ii) the type and number of securities held by the Company in each Subsidiary and each Portfolio Company, and the Company’s percentage ownership of each Subsidiary and Portfolio Company.

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4.11         Consents.  Except as set forth on Schedule 4.11, no Contract (i) binding upon any of the Companies, the Manager, or any Class A Member; or (ii) by which any of the Class A Units or any of the Companies’ assets are bound, requires a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby and thereby (each of the foregoing, a “Third Party Consent”).

4.12         Financial Statements.

(a)          Attached hereto as Schedule 4.12 are (i) unaudited consolidated financial statements of the Company and its Subsidiaries as of and for the fiscal years ended December 31, 2011 and 2010, consisting of the unaudited consolidated balance sheets as of such dates, the unaudited consolidated income statements for the twelve (12) month periods ended on such dates, and the unaudited consolidated cash flow statements for the twelve (12) month periods ended on such dates (the “Unaudited Annual Financial Statements”), and (ii) the unaudited interim consolidated financial statements of the Company and its Subsidiaries for the three month interim period ended March 31, 2012 (the “Balance Sheet Date”), consisting of the consolidated balance sheet as of such date (the “Interim Balance Sheet”), the consolidated income statement for the three month period ended on such date, and the consolidated cash flow statement for the three month period ended on such date (the “Interim Financial Statements”).

(b)          In accordance with Section 9.12, the Company shall, within 30 days of the execution of this Agreement, deliver to the Parent and the Purchaser (i) the audited consolidated financial statements of the Company and its Subsidiaries as of and for the fiscal years ended December 31, 2011 and 2010, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates (the “Audited Annual Financial Statements”) and (ii) interim consolidated financial statements of the Company and its Subsidiaries for the six month interim period ended June 30, 2012, consisting of the consolidated balance sheet as of such date, the consolidated income statement for the six month period ended on such date, and the consolidated cash flow statement for the six month period ended on such date, which have been reviewed by the Company’s auditors pursuant to Statement on Auditing Standards No. 100 (the “Six Month Interim Financial Statements” and together with the Unaudited Annual Financial Statements, the Interim Financial Statements and the Audited Financial Statements, the “Financial Statements”).

(c)          The Financial Statements are complete and accurate and fairly present, in conformity with U.S. GAAP applied on a consistent basis, the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations of the Company and its Subsidiaries for the periods reflected therein subject, in the case of the Interim Financial Statements, to normal year-end adjustments. The Financial Statements (i) were prepared from the books and records of the Company and its Subsidiaries; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company and its Subsidiaries’ financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all liabilities for all material Taxes applicable to the Company and its Subsidiaries with respect to the periods then ended. The Company shall, within 30 days of the Signing Date, deliver to Purchaser complete and accurate copies of all “management letters” received by it from its accountants and all responses since the Company’s inception by lawyers engaged by the Company and its Subsidiaries to inquiries from its accountant or any predecessor accountants.

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(d)          Except as specifically disclosed, reflected or fully reserved against on the Interim Balance Sheet, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the Interim Balance Sheet, there are no liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Company or any of its Subsidiaries. All debts and liabilities, fixed or contingent, which should be included under U.S. GAAP on the Interim Balance Sheet are included therein.

(e)          The balance sheet included in the Interim Financial Statements accurately reflects the outstanding Indebtedness of the Company and its Subsidiaries as of the date thereof. Except as set forth on Schedule 4.12, none of the Company or any of its Subsidiaries has any Indebtedness.

(f)          All financial projections delivered by or on behalf of the Company or the Manager to Purchaser with respect to the Business were prepared in good faith using assumptions that the Company believes to be reasonable and, since March 30, 2012, neither the Company nor the Manager is aware of the existence of any fact or occurrence of any circumstances that is reasonably likely to have an Material Adverse Effect.

4.13         Books and Records. The Company shall make all Books and Records of the Company available to Purchaser for its inspection and shall deliver to Purchaser complete and accurate copies of all documents referred to in the Schedules to this Agreement or that Purchaser otherwise has requested within 30 days from the Signing Date. All Contracts, documents, and other papers or copies thereof delivered to Purchaser by or on behalf of the Company are accurate, complete, and authentic.

(a)          The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company and its Subsidiaries. Each of the Companies maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i)          transactions are executed only in accordance with the respective management’s authorization;

(ii)         all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by U.S. GAAP;

(iii)        access to assets is permitted only in accordance with the respective management’s authorization; and

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(iv)        recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b)          All accounts, books and ledgers of each of the Companies have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Except as disclosed on Schedule 4.13(b), the Companies do not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Companies and which is not located at the relevant offices.

4.14         Absence of Certain Changes. Since the Balance Sheet Date, each of the Companies has conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Schedule 4.14, since the Balance Sheet Date, there has not been:

(a)          any Material Adverse Effect or any material diminishment in the value to Purchaser of the transactions contemplated hereby;

(b)          any transaction, Contract or other instrument entered into, or commitment made, by any of the Companies relating to its business, or any of the Companies’ assets (including the acquisition or disposition of any assets) or any relinquishment by any of the Companies of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all respects, including kind and amount, with past practices and those contemplated by this Agreement;

(c)          (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or other equity interests in any of the Companies; (ii) any issuance by any of the Companies of shares of capital stock or other equity interests in any of the Companies, or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by any of the Companies of any outstanding shares of capital stock or other equity interests in such company;

(d)          (i) any creation or other incurrence of any Lien other than Permitted Liens on any Units or any of the Companies’ assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by any of the Companies;

(e)          any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of any of the Companies, taken as a whole;

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(f)          increased benefits payable under any existing severance or termination pay policies or employment agreements; entered into any employment, deferred compensation or other similar agreement (or amended any such existing agreement) with any director, officer, manager or employee of any of the Companies; established, adopted or amended (except as required by law) any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer, manager or employee of any of the Companies; or increased any compensation, bonus or other benefits payable to any director, officer, manager or employee of any of the Companies, other than increases to non-officer employees in the ordinary course of business consistent with past practices;

(g)         any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of any of the Companies, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of any of the Companies;

(h)         any sale, transfer, lease to others or otherwise disposition of any of its assets by any of the Companies except for inventory sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(i)          (i) any amendment to or termination of any Material Contract, (ii) any amendment to any material license or material permit from any Authority held by any of the Companies, (iii) any receipt of any notice of termination of any of the items referenced in (i) and (ii); and (iv) a material default by any of the Companies under any Material Contract, or any material license or material permit from any Authority held by any of the Companies;

(j)          any capital expenditure by the Companies in excess in any fiscal month of an aggregate of $35,000 or entering into any lease of capital equipment or property under which the annual lease charges exceed $50,000 in the aggregate by the Companies;

(k)         any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to any of the Companies or their property or suffering of any actual or threatened litigation, action, proceeding or investigation before any court or governmental body relating to any of the Companies or their property;

(l)          any loan of any monies to any Person or guarantee of any obligations of any Person by any of the Companies;

(m)        except as required by GAAP, any change in the accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) of any of the Companies or any revaluation of any of the assets of any of the Companies;

(n)         amended its organizational documents, or engaged in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction;

(o)         acquired the assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person;

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(p)          any material Tax election made by any of the Companies outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by any of the Companies; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by any of the Companies; any annual Tax accounting period changed by any of the Companies; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into by any of the Companies; or any right to claim a material Tax refund surrendered by any of the Companies;

(q)          Since the Balance Sheet Date through and including the date hereof, none of the Companies has taken any action nor has any event occurred which would have violated the covenants of the Company set forth in Section 9.1 herein if such action had been taken or such event had occurred between the date hereof and the Closing Date; or

(r)          any commitment or agreement to do any of the foregoing.

4.15         Properties; Title to the Companies’ Assets.

(a)          Except as set forth on Schedule 4.15(a), the Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto.

(b)          Schedule 4.15(b) sets forth a description and location of each item of the Tangible Personal Properties, as of a date within five days of the date of this Agreement. All of the Tangible Personal Properties are located at the offices of the Companies.

(c)          The Companies have good, valid and marketable title in and to, or in the case of the Office Lease and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Interim Balance Sheet or acquired after March 31, 2012. Except as set forth on Schedule 4.15(c), no such asset is subject to any Liens other than Permitted Liens. The Companies’ assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Companies to operate the business of the Companies immediately after the Closing in the same manner as the business of the Companies is currently being conducted.

4.16         Litigation. Except as provided on Schedule 4.16, there is no Action (or any basis therefor) pending against, or, to the best knowledge of the Representing Parties, threatened, against or affecting, any of the Companies or their assets or the Manager (solely with respect to any Action against the Manager that relates to the Business) or any of their respective officers or directors, any Class A Member, the Business, or the Company’s equity interest in its Subsidiaries’ or Portfolio Companies’ assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. Except as provided on Schedule 4.16, there are no outstanding judgments against the Company, its Subsidiaries, Portfolio Companies, any Class A Member or the Manager. Except as provided on Schedule 4.16, none of the Company nor any of its Subsidiaries is now, nor has it been in the past three (3) years, subject to any proceeding with any Authority.

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4.17         Contracts.

(a)          Schedule 4.17(a) lists all material Contracts, oral or written (collectively, "Material Contracts") to which any of the Companies is a party and which are currently in effect and constitute the following:

(i)          all Contracts that require annual payments or expenses by, or annual payments or income to, the Companies of $50,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii)         all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Companies in excess of $50,000 annually;

(iii)        all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of any of the Companies or other Person, under which any of the Companies (A) has continuing obligations for payment of annual compensation of at least $50,000 (other than oral arrangements for at-will employment), (B) has severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of any of the Companies;

(iv)        all Contracts creating a joint venture, strategic alliance, limited liability company and partnership agreements to which any of the Companies is a party;

(v)         all Contracts relating to any acquisitions or dispositions of assets by any of the Companies;

(vi)        all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than “shrink wrap” licenses;

(vii)       all Contracts relating to secrecy, confidentiality and nondisclosure agreements restricting the conduct of any of the Companies or substantially limiting the freedom of any of the Companies to compete in any line of business or with any Person or in any geographic area;

(viii)      all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of any of the Companies;

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(ix)         all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Companies, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(x)          all Contracts with or pertaining to any of the Companies to which any Member or any Affiliate of any Member is a party;

(xi)         all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which any of the Companies hold a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $5,000 per month;

(xii)        all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit;

(xiii)       any Contract relating to the voting or control of the equity interests of any of the Companies or the election of directors of any of the Companies (other than the Organizational Documents of the Companies);

(xiv)      any Contract not cancellable by any of the Companies with no more than 60 days’ notice if the effect of such cancellation would result in monetary penalty to the Companies in excess of $50,000 per the terms of such contract;

(xv)       any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company is a party; and

(xvi)      any Contract for which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b)          Except as set for the on Schedule 4.17(b), each Contract is a valid and binding agreement, and is in full force and effect, and none of the Companies that is party thereto nor, to the Company’s best knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. Except as set for the on Schedule 4.17(b), none of the Companies has assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Companies’ assets. Except as set for the on Schedule 4.17(b), no Contract (i) requires any of the Companies to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (ii) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Purchaser or any of its Affiliates. The Company and Manager shall, within 30 days of the Signing Date, provide to Purchaser true and correct (A) fully executed copies of each written Material Contract and (B) written summaries of each oral Material Contract.

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(c)          Except as set forth on Schedule 4.17(c), none of the execution, delivery or performance by the Company of this Agreement or Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of any of the Companies or to a loss of any material benefit to which any of the Companies are entitled under any provision of any Material Contract.

(d)          Except as set for the on Schedule 4.17(d), each of the Companies is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

4.18         Insurance.

(a)          Schedule 4.18 contains a true, complete and correct list (including the names and addresses of the insurers, the names of the Persons if other than the Companies to whom such insurance policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a “claims made” or an “occurrence” policy and a brief identification of the nature of the policy) of all liability, property, workers’ compensation and other insurance policies currently in effect that insure the property, assets or business of any of the Company or its Subsidiaries or their respective employees (other than self-obtained insurance policies by such employees). Each such insurance policy is valid and binding and in full force and effect, all premiums due thereunder have been paid and each of the Companies are in compliance in all material respects with the terms and conditions of all such policies and none of the Companies has received any notice of cancellation or termination in respect of any such policy or default thereunder. The Company believes such insurance policies, in light of the nature of the Company’s Business, assets and properties, are in amounts and have coverage that are reasonable and customary for Persons engaged in such business and having such assets and properties. To the knowledge of the Company, the Person to whom such policy has been issued, has not received notice that any insurer under any policy referred to in this Section 4.18 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. Except as set forth on Schedule 4.18, within the last two (2) years none of the Companies has filed for any claims exceeding $100,000 against any of its insurance policies, exclusive of automobile and health insurance policies.

(b)          None of the Companies has received written notice from any of its insurance carriers or brokers that any premiums will be materially increased in the future, and does not have any reason to believe that any insurance coverage listed on Schedule 4.18 will not be available in the future on substantially the same terms as now in effect.

4.19         Licenses and Permits. Schedule 4.19 correctly lists each license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as indicated on Schedule 4.19, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Third Party Consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Companies have all Permits necessary to operate the Business. Each Portfolio Company has all Permits necessary to operate their respective businesses.

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4.20         Compliance with Laws. Except as set forth on Schedule 4.20(a), none of the Companies is in violation of, has violated, and to the Company’s best knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and within the last 24 months none of the Companies has received any subpoenas by any Authority.

(a)          Without limiting the foregoing paragraph, none of the Companies are in violation of, have not violated, and to the Company’s best knowledge are under investigation with respect to nor has been threatened or charged with or given notice of any violation of any provisions of:

(i)          Any Law applicable due to the specific nature of the Business;

(ii)         the Foreign Corrupt Practices Act;

(iii)        the Ethics in Government Act;

(iv)        the Lobbying Disclosure Act;

(v)         any comparable or similar Law of any jurisdiction; or

(vi)        any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

Except as set forth on Schedule 4.20(a), no permit, license or registration is required by the Companies in the conduct of their respective businesses under any of the Laws described in this Section 4.20.

4.21         Intellectual Property.

(a)          Each of the Companies owns, free and clear of all Liens (except with respect to the Intellectual Property Licenses), other than Permitted Liens, or otherwise possesses a valid right to use, all Intellectual Property Rights necessary to conduct its business as currently operated. Schedule 4.21(a) sets forth a true, correct and complete list of all registered patents, trademarks, service marks, trade names, Internet domain names and copyrights of each of the Companies and any applications for any of the foregoing (collectively, "Registered Intellectual Property"), specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right.

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(b)          Except as set forth on Schedule 4.21(b), (A) all Registered Intellectual Property is currently in the name of one of the Companies (as indicated on Schedule 4.21(a)) and is in full force and effect, (B) no Registered Intellectual Property that is the subject of an application or registration has been canceled, abandoned, adjudicated invalid or otherwise terminated, and (C) all renewal and maintenance fees in respect of the Registered Intellectual Property (if applicable) have been duly paid.

(c)          Schedule 4.21(c) includes a list of all (i) unregistered trademarks and service marks owned by each of the Companies and material to the operation of the business of each of the Companies; (ii) software owned by each of the Companies and material to the operation of the business of each of the Companies; and (iii) material licenses, sublicenses and other agreements as to which any of the Companies is a party and (A) pursuant to which any of the Companies is authorized to use any Intellectual Property Rights of any third party (excluding Commercial Software) ("Third Party Licenses") or (B) pursuant to which any third party is authorized to use, sell, distribute or license any Intellectual Property Rights owned by any of the Companies or has been engaged to develop any Intellectual Property Rights on behalf of any of the Companies, other than standard purchase orders for the purchase of any products or services of any of the Companies and other than any such authorizations or engagements entered into by any of the Companies in the ordinary course of business in accordance with past practice (together with the Third Party Licenses, "Intellectual Property Licenses"). None of the Companies uses any Intellectual Property Rights of any third parties, other than Commercial Software, except pursuant to any Third Party Licenses.

(d)          Within the past three (3) years (or prior thereto if the same is still pending or subject to appeal or reinstatement), none of the Companies have been sued or been a defendant in any claim, suit, action or proceeding relating to its business that involves or involved a claim (i) of infringement or other violation of any patent, trademark, service mark, copyright or other Intellectual Property Rights of any other Person, (ii) challenging the ownership, right to use or the validity of any Intellectual Property Rights owned by or exclusively licensed to any of the Companies (collectively, the "Company Intellectual Property"); or (iii) opposing or attempting to cancel any of the Companies' rights in the Company Intellectual Property. Except as set forth on Schedule 4.21(d), to the Company's actual knowledge, there is no pending or threatened claim made by any Person and, during the three (3) years preceding the date of this Agreement, no Person has made or threatened to make any claim, (i) that any of the Companies has infringed or otherwise violated, or is infringing on or otherwise violating, any patent, trademark, service mark, copyright or other Intellectual Property Right of such other Person, (ii) challenging the ownership, right to use or the validity of any Company Intellectual Property; or (iii) opposing or attempting to cancel any of the Companies' rights in the Company Intellectual Property. To the actual knowledge of the Company, no Person is infringing or otherwise violating any of the Company Intellectual Property. Except as set forth in Schedule 4.21(d), none of the Companies is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use of any Intellectual Property Rights owned by any of the Companies or restricting the licensing thereof by any of the Companies to any Person

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(e)          Neither the current use by the Companies or their Affiliates, of the Intellectual Property Rights infringes, nor the use by the Companies or any of their Affiliates, of the Intellectual Property Rights after the Closing will infringe, the rights of any other Person. Any Intellectual Property Right used by the Companies in the performance of any services under any Contract is, and upon the performance of such Contract remains, owned by such company and no client, customer or other third-party has any claim of ownership on the Intellectual Property Right.

(f)          Except as disclosed on Schedule 4.21(f), all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Intellectual Property Rights, any copyrightable, patentable or trade secret material on behalf of any of the Companies either: (i) is a party to a “work-for-hire” agreement under which the respective Company is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the respective Company (or such predecessor in interest, as applicable) all right, title and interest in such material.

(g)          None of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Companies immediately prior to the Closing not to be owned, licensed or available for use by the Companies on identical terms and conditions immediately following the Closing.

(h)          The Companies have each taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Company Intellectual Property that are confidential and all other confidential information, data and materials licensed by the Companies or otherwise used in the operation of the businesses of any of the Companies.

(i)          No government funding or university, college or other facilities of any institution of higher education were used in the development of any Company Intellectual Property.

4.22         Customers and Suppliers.

(a)          Schedule 4.22(a) sets forth a list of the Companies’ twenty-five (25) largest customers and the twenty-five (25) largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for the Company’s December 31, 2011 and 2010 fiscal years and for the first six months of the Company’s December 31, 2012 fiscal year (such six month period, the “2012 Period”), showing the approximate total sales by the Companies to each such customer and the approximate total purchases by the Companies from each such supplier, during each such period.

(b)          Except as indicated on Schedule 4.22(b), no supplier listed on Schedule 4.22(a) and, to the actual knowledge of the Company, no customer listed on Schedule 4.22(a), has (i) terminated its relationship with any of the Companies, (ii) materially reduced its business with any of the Companies or materially and adversely modified its relationship with the Companies as a whole, (iii) notified any of the Companies in writing of its intention to take any such action, or (iv) to the Knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

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4.23         Accounts Receivable and Payable; Loans.

(a)          All accounts receivable and notes of the Companies reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Companies in the ordinary course of business consistent with past practice. The accounts payable of the Companies reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b)          To the best of the Company’s knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect. Except as set forth on Schedule 4.23(b), to the best knowledge of the Company all accounts, receivables or notes are good and collectible in the ordinary course of business.

(c)          The information set forth on Schedule 4.23(c) separately identifies any and all accounts, receivables or notes of the Company and its Subsidiaries which are owed by any Affiliate of the Company or any of its Subsidiaries. Except as set forth on Schedule 4.23(c), none of the Companies is indebted to any of its Affiliates and no Affiliates are indebted to the Companies..

4.24         Pre-payments. Except as set forth on Schedule 4.24, none of the Companies has received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

4.25         Employees.

(a)          Schedule 4.25(a) sets forth a true, correct and complete list of each of the employees and independent contractors of each of the Companies as of March 30, 2012, setting forth the name, department, title, employment or engagement commencement date, current salary or compensation rate for each such person and total compensation (including bonuses) paid to each such person for the fiscal year ended December 31, 2011. Unless indicated in such list, no salaried employee or independent contractor included in such list (i) is currently on leave, (ii) has given written notice of his or her intent to terminate his or her relationship with any of the Companies, or (iii) has received written notice of such termination from any of the Companies. To the actual knowledge of the Companies, no salaried employee or independent contractor (but specifically excluding all account executives) included in such list that earned an aggregate amount of compensation in excess of $75,000 in the 2011 calendar year intends to terminate his or her relationship with any of the Companies within six (6) months following the Closing Date. Schedule 4.25(a) sets forth all proceedings, governmental investigations or administrative proceedings of any kind against any of the Companies of which such company has been notified regarding its employees or employment practices, or operations as they pertain to conditions of employment within two (2) years preceding the date of this Agreement.

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(b)          Except for Key Employees and Existing Employment Agreements, the Representing Parties have not promised any employee, consultant or agent of the Company and its Subsidiaries that he or she will continue to be employed by or render services to the Companies or receive any particular benefits from any of the Companies or Purchaser, or any of their respective Affiliates on or after the Closing

(c)          Except as set forth on Schedule 4.25(c), none of the Companies is a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of the Companies, non-competition agreement restricting the activities of the Companies, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Companies.

(d)          There are no pending or, to the knowledge of the Company, threatened claims or proceedings against any of the Companies under any worker's compensation policy or long-term disability policy.

(e)          Except as would not have a Material Adverse Effect, the Companies have properly classified all of their employees as exempt or non- exempt.

4.26         Employment Matters.

(a)          Schedule 4.26(a) sets forth a true and complete list of every employment agreement (each an “Existing Employment Agreement”), commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company and its Subsidiaries and the Manager, to the extent that any such agreement relates to the Business of the Company, now in effect or under which the Company and its Subsidiaries has or might have any obligation, or any understanding between the Company and its Subsidiaries and any employee concerning the terms of such employee’s employment that does not apply to the Company and its Subsidiaries or the Manager (to the extent such employment relates to that of the Company) employees generally (collectively, “Labor Agreements”). Prior to Closing the Company has previously delivered to Purchaser copies of each such Labor Agreement, any employee handbook or policy statement of the Company and its Subsidiaries, and complete and correct information concerning the Company employees, including with respect to the (i) name, residence address; (ii) position; (iii) compensation; (iv) vacation and other fringe benefits; (v) claims under any benefit plan; and (vii) resident alien status (if applicable). Schedule 4.26(a) sets forth a true and complete list of the names, addresses and titles of the directors, officers and managers of each of the Company and its Subsidiaries.

(b)          Except as disclosed on Schedule 4.26(b) as of Closing:

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(i)          All employees of the Company, the Subsidiaries and the Manager, to the extent that the Manager has retained employees on behalf of the Company, are employees at will, and the employment of each employee by the Company, its Subsidiaries or the Manager may be terminated immediately by the Company, its Subsidiaries or the Manager as applicable, without any cost or liability except severance in accordance with the Company, its Subsidiaries and the Manager’s standard severance practice as disclosed on Schedule 4.26(b);

(ii)         To the best knowledge of the Company, no employee of the Company and its Subsidiaries or the Manager (solely with respect to the Company) has any plan to terminate his or her employment now or in the near future, whether as a result of the transactions contemplated hereby or otherwise;

(iii)        To the best knowledge of the Company, no employee of the Company and its Subsidiaries or the Manager (solely with respect to the Company), in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(iv)        The Companies and the Manager are not a party to any collective bargaining agreement, has any material labor relations problems, and there is no pending representation question or union organizing activity respecting employees of the Companies.

(c)          The Company, its Subsidiaries and the Manager have complied in all material respects with all Labor Agreements and all applicable laws relating to employment or labor. There is no legal prohibition with respect to the permanent residence of any employee of the Company or its Subsidiaries in the United States or his or her permanent employment by the Company. Except as disclosed on Schedule 4.26(c), no present or former employee, officer, director or manager of the Company or its Subsidiaries has, or will have at the Closing Date, any material claim against the Company or its Subsidiaries for any matter including for wages, salary, or vacation or sick pay, or otherwise under any Labor Agreement. All accrued obligations of the Company or its Subsidiaries applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Company or its Subsidiaries to any trust or other fund or to any Authority, with respect to unemployment or disability compensation benefits, social security benefits, under ERISA or otherwise, have been paid or adequate accruals have been made.

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4.27         Withholding. Except as disclosed on Schedule 4.27, all obligations of the Company and its Subsidiaries, applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company or its Subsidiaries to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements. Except as disclosed on Schedule 4.27, all reasonably anticipated obligations of the Company and its Subsidiaries with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company and its Subsidiaries prior to the Closing Date.

4.28         Employee Benefits and Compensation.

(a)          Schedule 4.28 sets forth a true and complete list of each “employee benefit plan” (as defined in Section 3(3) of ERISA), bonus, deferred compensation, equity-based or non-equity-based incentive, severance or other plan or written agreement relating to employee or director benefits or employee or director compensation or fringe benefits, maintained or contributed to by the Company or its Subsidiaries at any time during the 7-calendar year period immediately preceding the date hereof and/or with respect to which the Company or its Subsidiaries could incur or could have incurred any direct or indirect, fixed or contingent liability (each a “Plan” and collectively, the “Plans”). Each Plan is and has been maintained in substantial compliance with all applicable laws, including but not limited to ERISA, and has been administered and operated in all material respects in accordance with its terms.

(b)          Each Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and, to the knowledge of the Manager and the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. No event which constitutes a “reportable event” (as defined in Section 4043(c) of ERISA) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the “PBGC”) has occurred with respect to any Plan. No Plan subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA. Full payment has been made of all amounts which the Company or any of its Subsidiaries was required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and no Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(c)          Neither the Company nor to the knowledge of the Manager and the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. The Company or its Subsidiaries has not maintained any Plan (other than a Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code) which provides benefits with respect to current or former employees or directors following their termination of service with the Company or its Subsidiaries (other than as required pursuant to COBRA). Each Plan subject to the requirements of COBRA has been operated in substantial compliance therewith.

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(d)          No individual will accrue or receive additional benefits, service or accelerated rights to payment of benefits as a direct result of the Transaction. No material liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the knowledge of the Manager and the Company, threatened, by or against any Plan or the Company or any of its Subsidiaries with respect to any Plan (other than for benefits payable in the ordinary course and PBGC insurance premiums). No Plan or related trust owns any securities in violation of Section 407 of ERISA. With respect to each Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) as of the most recent actuarial valuation report prepared for each such Plan, the aggregate present value of the accrued liabilities thereof (determined in accordance with Statement of Financial Accounting Standards No. 35) did not exceed the aggregate fair market value of the assets allocable thereto.

(e)          No Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Company nor any of the Subsidiaries have not been obligated to contribute to any multiemployer plan. No material liability has been, or could reasonably be expected to be, incurred under Title IV of ERISA (other than for PBGC insurance premiums payable in the ordinary course) or Section 412(f) or (n) of the Code, by the Company or any entity required to be aggregated with the Company pursuant to Section 4001(b) of ERISA and/or Section 414 (b), (c), (m) or (o) of the Code with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA).

(f)          There is no unfunded non-tax-qualified Plan which provides a pension or retirement benefit.

(g)          Neither the Company nor any of its Subsidiaries has made any commitment to create or cause to exist any employee benefit plan which is not listed on Schedule 4.28, or to modify, change or terminate any Plan (other than as may be necessary for compliance with applicable law).

(h)          Neither the Company nor any of its Subsidiaries has any plan, arrangement or agreement providing for “deferred compensation” that is subject to Section 409A(a) of the Code, or any plan, arrangement or agreement that is subject to Section 409A(b) of the Code.

(i)          With respect to each Plan, the Company has delivered or caused to be delivered to Purchaser and its counsel true and complete copies of the following documents, as applicable, for each respective Plan — (i) all Plan documents, with all amendments thereto; (ii) the current summary plan description with any applicable summaries of material modifications thereto as well as any other material employee or government communications; (iii) all current trust agreements and/or other documents establishing Plan funding arrangements; (iv) the most recent IRS determination letter and, if a request for such a letter has been filed and is currently pending with the IRS, a copy of such filing; (v) the three most recently prepared IRS Forms 5500; (vi) the three most recently prepared financial statements; and (vii) all material related contracts, including without limitation, insurance contracts, service provider agreements and investment management and investment advisory agreements.

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4.29         Real Property.

(a)          Except as set forth on Schedule 4.29(a), none of the Companies owns any Real Property nor have they owned any Real Property since January 1, 2009. The Companies have not agreed (and are not otherwise obligated) to purchase any real property and, except as may be set forth in the Leases, they do not own an option to purchase any real property.

(b)          Schedule 4.29(b) lists all real estate in which any of the Companies owns, or otherwise has an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement (collectively the "Leased Real Properties"). The Leased Real Properties constitute all of the real property currently used or occupied by the Companies in connection with the businesses of the Companies as presently conducted. The Company has made available to the Purchaser a true, complete and correct copy of each lease, sublease or any other material agreement pertaining to any of the Leased Real Properties (collectively, the "Leases"). The applicable Company that is the lessee or sublessee under such Lease is the sole owner of the lessee's or sublessee's interest in such Lease, and such Company has not encumbered or otherwise hypothecated any of its interest therein.

(c)          Except as set forth on Schedule 4.29(c), each Lease is in full force and effect and creates in favor of the Companies, as applicable, a good, valid, subsisting and enforceable title to its respective leasehold estates in the applicable Leased Real Property, free and clear of all Liens. None of the Companies has breached or violated any local zoning ordinance, and no notice from any Person has been received by or served upon the applicable company and is outstanding, or to the actual knowledge of the Company, claiming any violation of any local zoning ordinance, or, to the actual knowledge of the Company, threatened, and no claim, judicial suit or proceeding or other adversarial action is pending or, to the actual knowledge of the Company, threatened by the Companies, as applicable, listed as the lessee or sublessee under such Lease against the lessor under such Lease, or to the actual knowledge of the Company, by the lessor under such Lease against such entity. The Companies have the right to use the Leased Real Properties pursuant to the terms of the Leases and, to the Knowledge of the Company, there are no Liens on such Leased Real Properties (other than Permitted Liens) that materially interfere with the Companies' business as presently conducted.

(d)          Except as set forth on Schedule 4.29(d), none of the Companies has experienced any material interruption in the delivery of adequate quantities of any utilities (including electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including sanitary and industrial sewer service) required by any of the Companies in the operation of their respective businesses.

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(e)          With respect to the Office Lease: (i) it is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exists no default or event of default thereunder by any of the Companies or, to the knowledge of the Company and the Manager, by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by any of the Companies thereunder; and (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Companies hold the leasehold estate on the Office Leases, free and clear of all Liens, except for Liens of mortgagees of the Real Property in which such leasehold estate is located. The Real Property leased by the Companies is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used. The Companies are in physical possession and actual and exclusive occupation of the whole of the leased property, none of which is subleased or assigned to another Person. The Office Leases lease all useable square footage of the premise located at the leased Real Property.

(f)          The Companies do not owe any brokerage commission with respect to any Real Property.

4.30         Accounts. Schedule 4.30 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of the Company and its Subsidiaries, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

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4.31         Tax Matters.

(a)          (i) The Company and its Subsidiaries has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) except as set forth on Schedule 4.31, all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed or, to the best knowledge of the Company, threatened, with respect to Taxes of the Company or any of its Subsidiaries or for which a Lien may be imposed upon any of the Company’s or its Subsidiaries’ assets and, to the best of the Company’s knowledge, no basis exists therefor; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Company or any of its Subsidiaries for which a Lien may be imposed on any of the Company’s or any of its Subsidiaries’ assets has been waived or extended, which waiver or extension is in effect; (vi) the Company and each of its Subsidiaries, has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company or such Subsidiary; (vii) the Transaction is not subject to withholding under Section 1445 of the Code; (viii) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the Units to Purchaser pursuant to this Agreement or otherwise with respect to or as a result of any transaction contemplated by this Agreement; (ix) none of the assets of the Company or any Subsidiary is required to be treated as owned by another Person for income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or otherwise; (x) none of the assets of the Company or any Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code, “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, or subject to a “TRAC lease” under Section 7701(h) of the Code (or any predecessor provision); (xi) there is no Lien for Taxes upon any of the assets of the Company or any of its Subsidiaries; (xii) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement (within the meaning of Section 7121 of the Code or any analogous provision of applicable Law), with respect to the Company or any of its Subsidiaries; (xiii) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company or such Subsidiaries has not paid any Tax or filed Tax Returns, asserting that the Company or such Subsidiary is or may be subject to Tax in such jurisdiction; (xiv) the Company has provided to Purchaser true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after December 31, 2007; (xv) there is no outstanding power of attorney from the Company or any of its Subsidiaries authorizing anyone to act on behalf of the Company or any of its Subsidiaries in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company or any of its Subsidiaries; (xvi) none of the Company or any of its Subsidiaries is not, or has ever been, a party to any Tax sharing or Tax allocation Contract; (xvii) none of the Company or any of its Subsidiaries is, or has ever been, included in any consolidated, combined or unitary Tax Return; (xviii) to the knowledge of the Company, no issue has been raised by a Taxing Authority in any prior Action relating to the Company or any of its Subsidiaries with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company or any of its Subsidiaries for any other period; (xix) none of the Company or any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; (xx) none of the Company or any of its Subsidiaries is a party to any Contract for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by the Company or such Subsidiary by reason of Section 162 or 404 of the Code; (xxi) none of the Company or any of its Subsidiaries is a party to a Contract that requires or would upon the occurrence of certain events require the Company or such Subsidiary to make a payment which would not be fully deductible under Section 280G of the Code without regard to whether such payment is reasonable compensation for services rendered and without regard to any exception that requires future action by any Person; (xxii) none of the Company or any of its Subsidiaries is a “consenting corporation” within the meaning of Section 341(f) of the Code (as in effect prior to the repeal of such provision); (xxiii) none of the Company or any of its Subsidiaries has ever made or been required to make an election under Section 336 or 338 of the Code; (xxiv) during the last two years, none of the Company or any of its Subsidiaries has engaged in any exchange under which gain realized on the exchange was not recognized under Section 1031 of the Code; (xxv) none of the Company or any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” under Section 355 of the Code in any transaction within the last two years or pursuant to a plan or series of related transactions (within the meaning of Section 355(e) of the Code) with any transaction contemplated by this Agreement; (xxvi) none of the Company or any of its Subsidiaries is, or has ever been, a “personal holding company” (within the meaning of Section 542 of the Code), a stockholder in a “controlled foreign corporation” (within the meaning of Section 957 of the Code), a “foreign personal holding company” (within the meaning of Section 552 of the Code as in effect prior to the repeal of such section), or a “passive foreign investment company” (within the meaning of Section 1297 of the Code), or, except as set forth on Schedule 4.31, an owner in any entity treated as a partnership or disregarded entity for U.S. federal income tax purposes; (xxvii) none of the outstanding indebtedness of the Company or any of its Subsidiaries constitutes indebtedness to which any interest deduction may be limited or disallowed under Section 163(i), (j) or (l), 265 or 279 of the Code (or any comparable provision of applicable Law); (xxviii) except as set forth on Schedule 4.31, none of the Company or any of its Subsidiaries is or has been a “United States real property holding corporation” (within the meaning of Code Section 897(c)(2)) at any time during the period specified in Section 897(c)(l)(A)(ii) of the Code; (xxix) none of the Company or any of its Subsidiaries is or has been treated as a foreign corporation for U.S. federal income tax purposes, (xxx) the Company and, except as set forth on Schedule 4.31, each of its Subsidiaries is and always has been treated as a partnership for U.S. federal income tax purposes; (xxxi) immediately following the Transaction, the Purchaser will not constitute an “investment company” for purposes of Section 351(e) of the Code and the Treasury Regulations promulgated thereunder; and (xxxii) immediately after the Transaction, the Members will be in “control” of the Purchaser within the meaning of Sections 351(a) and 368(c) of the Code.

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(b)          None of the Company or any of its Subsidiaries has entered into a “reportable transaction” (within the meaning of Section 6707A of the Code or Treasury Regulations §1.6011-4 or any predecessor thereof) or participated in any “nondisclosed noneconomic substance transaction” within the meaning of Section 6662(i)(2) of the Code. In the case of any transaction that could result in a “substantial understatement of income tax” (within the meaning of Section 6662(d) of the Code) of the Company or any of its Subsidiaries if the claimed Tax treatment were disallowed, the Company or such Subsidiary has “substantial authority” (within the meaning of Section 6662(d)of the Code) for the claimed treatment, or in the case of a transaction other than a “tax shelter” (within the meaning of Section 6662(d)(2)(C)(ii) of the Code), has “adequately disclosed” (within the meaning of Section 6662(d) of the Code) on its applicable income Tax Return the relevant facts affecting the Tax treatment and there is a reasonable basis for such Tax treatment.

(c)          None of the Company or any of its Subsidiaries is required to include any adjustment under Section 481 or 482 of the Code (or any corresponding provision of applicable Law) in income for any period ending after the date of the Unaudited Annual Financial Statements. None of the Company or any of its Subsidiaries will be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of applicable Law); or (ii) use of an installment sale, open transaction, income forecast or completed contract method of accounting with respect to any transaction that occurred on or before the Closing Date.

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(d)          The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Annual Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing its Tax Return.

(e)          The Class A Members understand that following the Closing, any FIRPTA Certificate or IRS Form W-9 delivered to Purchaser pursuant to Section 9.2(q) will be retained by Purchaser, and will be made available to the Taxing Authorities upon request.

4.32         Environmental Laws.

(a)          Except as set forth in Schedule 4.32, none of the Companies have (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Companies, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)          The Company and its Subsidiaries have delivered to Purchaser all material records in their possession concerning the Hazardous Materials Activities of the Companies and all environmental audits and environmental assessments in the possession or control of the Companies of any facility currently owned, leased or used by the Companies which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by the Companies.

(c)          Except as set forth on Schedule 4.32(c), there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Companies such as could give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws.

4.33         Finders’ Fees. Except as set forth on Schedule 4.33, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Companies, any Member or any of their Affiliates who might be entitled to any fee or commission from Purchaser or any of its Affiliates (including the Company following the Closing) upon consummation of the transactions contemplated by this Agreement.

4.34         Powers of Attorney and Suretyships. Except as set forth on Schedule 4.34, neither the Company or its Subsidiaries have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

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4.35         Directors and Officers. Schedule 4.35 sets forth a true, correct and complete list of all directors and officers of each of the Companies.

4.36         Other Information. Neither this Agreement nor any of the documents or other information made available to Purchaser or its Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with Purchaser’s due diligence review of the Business, the Units, any of the Companies’ assets or the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. The Company and the Manager provided Purchaser all requested material information regarding the Business.

4.37         Certain Business Practices. None of the Companies, nor any director, officer, agent or employee of any of the Companies (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. None of the Companies, nor any director, officer, agent or employee of the Companies (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Companies) has, since January 1, 2000, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Companies or assist the Companies in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had a Material Adverse Effect on the Companies, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Companies that could reasonably be expected to subject the Companies to suit or penalty in any private or governmental litigation or proceeding.

4.38         Money Laundering Laws. The operations of the Companies are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving any of the Companies with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

4.39         OFAC. None of the Companies, any director or officer of the Companies, or, to the knowledge of the Company, any agent, employee, affiliate or Person acting on behalf of the Companies is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (the “OFAC”); and the Companies have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

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4.40         Mining Property. With respect to the mining properties held by the Companies, the Companies have good and merchantable title to the fee interests in, or a valid leasehold interest in the leases in, or valid claims (patented or unpatented) in, the mineral properties or interests, including royalty interests and other legal or beneficial interests in minerals.

4.41         Mining Operations. Except as set forth on Schedule 4.41, during the period of the Companies’ ownership of the mining properties, and, to the best of their knowledge, during the period of prior ownership of the mining properties (i) none of the Companies nor any of their respective Affiliates has incurred any liability, nor does a state of facts exist which could give rise to a liability for damages, fines or levies as a result of any subsidence, water, air or other environmental contamination, conduct of mining development and operations, or similar occurrences, which individually or in the aggregate, would constitute a Material Adverse Effect; (ii) the mining operations conducted on the mining properties have been conducted in accordance with good miner/mining practices, and in compliance with all applicable laws, regulations, ordinances, decrees and directives affecting the property or the Business.

4.42         Absence of Reduction in Reserves and Mineralized Material. There has been no reduction in the aggregate amount of reserves or in the aggregate amount of mineralized material of the Companies, from the amounts set forth in Eastern Resource’s Current Report on Form 8-K filed with the SEC on July 11, 2012, except for (i) such reductions in reserves that have resulted from production in the ordinary course of business, (ii) such reductions in mineralized material that have resulted from reclassifications of mineralized material as reserves or (iii) such reductions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

4.43         Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.44         No Capital Commitments. None of the Companies has entered into any agreement or understanding, whether written or oral, obligating it to make any additional capital contributions to any of the Portfolio Companies.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PREFERRED MEMBERS

The Preferred Members, jointly and severally, hereby represent and warrant to Parent and Purchaser that each of the following representations and warranties is true, correct and complete as of the Signing Date and as of the Closing Date:

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5.1           Authorization. Each Preferred Member has full legal capacity, power and authority to execute and deliver this Agreement and the Additional Agreements to which such Preferred Member is named as a party, to perform such Preferred Member’s obligations hereunder and thereunder and to consummate the Transaction. This Agreement has been, and the Additional Agreements to which each Preferred Member is named as a party, will be at Closing, duly executed and delivered by each Preferred Member and this Agreement constitutes, and such Additional Agreements are, or upon their execution and delivery at Closing will be, valid and legally binding agreements of each Preferred Member, enforceable against each Preferred Member in accordance with their respective terms, subject to bankruptcy, insolvency and similar Laws affecting the enforceability of creditor’s rights generally and to general principals of equity.

5.2           Governmental Authorization. Neither the execution, delivery nor performance by any Preferred Member of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority.

5.3           Non-Contravention. None of the execution, delivery or performance by any Preferred Member of this Agreement or any Additional Agreements does or will:

(a)          contravene or conflict with the organizational or constitutive documents of any Preferred Member;

(b)          contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to any Preferred Member or any of its Units; or

(c)          result in the creation or imposition of any Lien (except for Permitted Liens) on any Preferred Units owned by any Preferred Member.

5.4           Consents. No Contract binding upon any Preferred Member or by which any of the Preferred Units are bound, requires a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby and thereby.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE CLASS A MEMBERS AND THE PREFERRED MEMBERS

6.1           Own Account. Each Signatory Member understands that the Payment Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Payment Shares as principal for its own account and not with a view to or for distributing or reselling such Payment Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Payment Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Payment Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Signatory Member’s right to sell the Securities in compliance with applicable federal and state securities laws). Such Signatory Member is acquiring the Payment Shares hereunder in the ordinary course of its business.

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6.2           Signatory Member Status. At the time such Signatory Member was offered the Payment Shares, it was, and as of the date hereof it is, either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Such Signatory Member is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and such Signatory Member is not a broker-dealer, nor an affiliate of a broker-dealer.

6.3           Experience of Such Signatory Member. Such Signatory Member, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Payment Shares, and has so evaluated the merits and risks of such investment. Such Signatory Member is able to bear the economic risk of an investment in the Payment Shares and, at the present time, is able to afford a complete loss of such investment.

6.4           General Solicitation. Such Signatory Member is not acquiring the Payment Shares as a result of any advertisement, article, notice or other communication regarding the Payment Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

6.5           Additional Representations and Warranties of Members. Each Signatory Member, severally and not jointly, further makes the representations and warranties to the Purchaser set forth on Exhibit A.

6.6           Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, such Signatory Member has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Signatory Member, executed any purchases or sales, including Short Sales, of the securities of Parent or Purchaser during the period commencing as of the time that such Signatory Member first received a term sheet (written or oral) from the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Notwithstanding the foregoing, in the case of a Signatory Member that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Signatory Member’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Signatory Member’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Payment Shares covered by this Agreement. Other than to other Persons party to this Agreement, such Signatory Member has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future.

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ARTICLE VII
Status of Schedules as of Signing Date; Survival of Representations and Warranties

7.1           Status of Schedules as of Signing Date.

(a)          To the extent that any of the schedules to this Agreement are not provided to the Purchaser on the date of this Agreement, such schedules shall be provided by the Company, the Class A Members and the Manager to the Purchaser within 30 days of the date of this Agreement. The Purchaser shall have 15 days to either accept such schedules as final or provide a written request for revised schedules or additional information relating to items included in such schedules, in the absence of which request the schedules shall be deemed final. Each time additional information or revisions are requested, the Purchaser shall have 15 days after receipt of the revised schedules to either accept such schedules as final or provide a written request for revised schedules or additional information relating to items included in such schedules. The disclosure schedules shall be deemed final after the Purchaser has received the schedules and does not comment on such draft of the schedules for 15 days after receipt.

(b)          Any representations or warranties with respect to those matters or items in any schedule described in this Section 7.1 shall be made (unless waived or amended) only as of the date on which such Schedule is deemed final pursuant to Section 7.1(a).

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company that, except as disclosed in the Parent SEC Documents:

8.1           Corporate Existence and Power. Parent is a exempted company with limited liability duly incorporated on September 30, 2010, validly existing and in good standing under the laws of the Cayman Islands.

8.2           Corporate Authorization. The execution, delivery and performance by Parent of this Agreement and the Additional Agreements and the consummation by Parent of the transactions contemplated hereby and thereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and it constitutes, and upon their execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of Parent, enforceable against it in accordance with its terms.

8.3           Governmental Authorization. Other than as required under Cayman Law, neither the execution, delivery nor performance of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

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8.4           Non-Contravention. The execution, delivery and performance by Parent of this Agreement do not and will not (i) provided that holders of fewer than the number of Parent Subunits specified in the Parent’s organizational documents exercise their redemption rights with respect to such transaction, contravene or conflict with the organizational or constitutive documents of Parent, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon Parent.

8.5           Finders’ Fees. Except for the M&A Fee, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or any of its Affiliates who might be entitled to any fee or commission from the Company, the Members or any of their Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

8.6           Capitalization. The authorized share capital of Parent consists of 50,000,000 Parent Ordinary Shares, and 5,000,000 preferred shares, par value $0.001 per share, of which 3,552,991 Parent Ordinary Shares are issued and outstanding as of the date hereof and no preferred shares are issued and outstanding. 5,605,289 Parent Ordinary Shares are reserved for issuance upon the exercise of the Parent Warrants. 350,000 Parent Ordinary Shares are reserved for issuance upon the exercise of the Parent Units, including the Parent Warrants, underlying the Parent UPO. All outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Law, the Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in the Parent’s organizational documents and the Parent SEC Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

8.7           Information Supplied. None of the information supplied or to be supplied by Parent expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the Transaction will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the Parent SEC filings).

8.8           Trust Fund. As of the date of this Agreement, Purchaser has at least $16,452,674 (the “Minimum Trust Amount”) in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account at Morgan Stanley (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 18, 2011, between Parent and the Trustee (the “Trust Agreement”). The Minimum Trust Amount may, however, be reduced in accordance with the terms of the Trust Agreement.

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8.9           Listing. The Parent Subunits are quoted on the OTC Bulletin Board.

8.10         Board Approval. The Parent’s board of directors (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of Parent, and (iii) determined that the transactions contemplated hereby constitutes a “Business Transaction” as such term is defined in the Parent’s Amended and Restated Memorandum and Articles of Association.

8.11         Parent SEC Documents and Purchaser Financial Statements. Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Quarterly Reports on Form 10-Q filed since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.12) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the (“Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 6.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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8.12         Ownership of Payment Shares. Upon issuance and delivery of the Payment Shares to the Signatory Members pursuant to this Agreement against payment of the consideration therefor, the Payment Shares will be duly authorized and validly issued, fully paid and nonassessable, free and clear of all Liens, other than (i) restrictions arising from applicable securities laws and (ii) any Lien created by or through the Company or the Members. The issuance and sale of the Payment Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

8.13         Purchaser. Purchaser was formed in the state of Delaware on August 23, 2012. Purchaser has no liabilities, debts or obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise) except those incurred in connection with this Agreement and all of the transactions contemplated hereby.

8.14         Authorized Capital of Purchaser. At Closing, the authorized capital stock of Purchaser will consist of 100,000,000 shares of Purchaser Common Stock, and 10,000,000 shares of Purchaser Preferred Stock. Immediately after the Redomestication Effective Time, a maximum of 3,552,991 shares of Purchaser Common Stock will be issued and outstanding and no shares of Purchaser Preferred Stock will be issued and outstanding. 5,605,289 shares of Purchaser Common Stock will be reserved for issuance upon the exercise of the Purchaser Warrants. 350,000 shares of Purchaser Common Stock will be reserved for issuance upon the exercise of the Purchaser Units, including the Purchaser Warrants, underlying the Purchaser UPO.

8.15         Certain Business Practices. Neither the Parent, nor any director, officer, agent or employee of the Company (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Parent, nor any director, officer, agent or employee of the Parent (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Parent) has, since the formation of the Parent, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Parent or assist the Parent in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had an adverse effect on the Parent, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Parent that could reasonably be expected to subject the Parent to suit or penalty in any private or governmental litigation or proceeding.

8.16         Money Laundering Laws. The operations of the Parent are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving the Parent with respect to the Money Laundering Laws is pending or, to the knowledge of the Parent, threatened.

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8.17         OFAC. None of the Parent, any director or officer of the Parent, or, to the knowledge of the Parent, the Parent or any agent, employee, affiliate or Person acting on behalf of the Parent is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (the “OFAC”); and the Parent has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

ARTICLE IX
COVENANTS OF THE COMPANY, CLASS A MEMBERS
AND THE MANAGER PENDING CLOSING

The Company, the Class A Members and the Manager jointly and severally covenant and agree that:

9.1           Conduct of the Business. (a) From the date hereof through the Closing Date, the Company shall, and the Manager and the Class A Members shall cause the Company to, conduct the Business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of Purchaser, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. The Company, the Manager and the Class A Members shall use their best efforts to cause the Subsidiaries to conduct the Business in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without Purchaser’s prior written consent (which shall not be unreasonably withheld), the Company, the Manager and the Class A Members shall cause the Subsidiaries to not:

(i)          amend, modify or supplement its Operating Agreement or other organizational or governing documents;

(ii)         amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract (including Contracts described in Section 9.1(a)(iii)) below), or any other right or asset of the Company or any Subsidiary;

(iii)        modify, amend or enter into any contract, agreement, lease, license or commitment, which (A) is with respect to Real Property, (B) extends for a term of one year or more or (C) obligates the payment of more than $1,000,000 (individually or in the aggregate);

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(iv)         make any capital expenditures in excess of $1,000,000 (individually or in the aggregate);

(v)          sell, lease, license or otherwise dispose of any of the Company or its Subsidiaries’ assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein and (ii) sales of Inventory in the ordinary course consistent with past practice;

(vi)         pay, declare or promise to pay any dividends or other distributions with respect to the Units or any of its capital stock, membership interests or other securities, or pay, declare or promise to pay any other payments to any Member (other than, in the case of any Member as an employee of the Company or its Subsidiary, payments of salary accrued in said period at the current salary rate set forth on Schedule 4.25(a)) or any Affiliate of the Company or any of its Subsidiaries;

(vii)        authorize any salary increase of more than 10% for any employee making an annual salary equal to or greater than $100,000 or in excess of $100,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company or any of its Subsidiaries;

(viii)      obtain or incur any loan or other Indebtedness, including drawings under the Company or any of its Subsidiaries’ existing lines of credit;

(ix)         suffer or incur any Lien, except for Permitted Liens, on any of the Company or any of its Subsidiaries’ assets;

(x)          suffer any damage, destruction or loss of property related to any of the Company or any of its Subsidiaries’ assets, whether or not covered by insurance;

(xi)         delay, accelerate or cancel any receivables or Indebtedness owed to the Company or any of its Subsidiaries or Portfolio Companies or writeoff or make further reserves against the same;

(xii)        merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xiii)       suffer any insurance policy protecting any of the Company or any of its Subsidiaries’ assets to lapse;

(xiv)       amend any of its plans set forth in Section 4.28(a) or fail to continue to make timely contributions thereto in accordance with the terms thereof;

(xv)        make any change in its accounting principles or methods or write down the value of any Inventory or assets;

(xvi)       change the place of business or jurisdiction of organization of the Company or any of its Subsidiaries;

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(xvii)      extend any loans other than travel or other expense advances to employees in the ordinary course of business not to exceed $1,000.00 individually or $10,000.00 in the aggregate;

(xviii)     issue, redeem or repurchase any Units or any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock, except that the Company may continue to issue up to $15 million of additional preferred membership interests, which will be convertible into Purchaser Preferred Stock at the Closing;

(xix)       effect or agree to any change in any practices or terms, including payment terms, with respect to customers or suppliers;

(xx)        make or change any material Tax election or change any annual Tax accounting periods; or

(xxi)       agree to do any of the foregoing.

(b)          The Company shall not, and the Manager shall cause the Company and its Subsidiaries to not, (i) take or agree to take any action that might make any representation or warranty of the Company or any Member hereunder inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

9.2           Access to Information.

(a)          From the date hereof until and including the Closing Date, the Company, the Class A Members and the Manager shall, to the best of its ability, cause the Company and its Subsidiaries and Portfolio Companies to, (a) continue to give Purchaser, its legal counsel and other representatives full access to the offices, properties and, Books and Records, (b) furnish to Purchaser, its legal counsel and other representatives such information relating to the Business as such Persons may request and (c) cause the employees, legal counsel, accountants and representatives of the Company and its Subsidiaries and Portfolio Companies to cooperate with Purchaser in its investigation of the Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Members and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company and its Subsidiaries and Portfolio Companies.

(b)          If requested by the Purchaser, the Company and the Manager shall arrange for representatives of Purchaser to meet with or speak to the representatives of the ten largest clients of the Company and its Subsidiaries and Portfolio Companies.

9.3           Notices of Certain Events. The Company and the Manager shall promptly notify Purchaser of:

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(a)          any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company or any of its Subsidiaries (or Purchaser, post-Closing) to any such Person or create any Lien on any Units or any of the Company’s or its Subsidiaries’ or Portfolio Companies’ assets;

(b)          any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)          any Actions commenced or threatened against, relating to or involving or otherwise affecting any Member, the Company or any of its Subsidiaries, the Units, any of the Company’s or its Subsidiaries’ or Portfolio Companies’ assets or the Business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d)          the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e)          the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by the Company and/or any Member to be false or misleading in any respect or to omit or fail to state a material fact.

9.4           Exclusivity. Except as set forth on Schedule 9.4, neither the Company nor the Manager, any of the Class A Members nor anyone acting on their behalf is currently involved, directly or indirectly, in any activity which is intended to, nor for so long as this Agreement is in effect, shall the Company, the Manager or any of the Class A Members or anyone acting on their behalf, directly or indirectly, (i) encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information to or cooperate in any manner with any Person, other than Purchaser or its Affiliates (collectively “Excluded Persons”), or an officer, partner, employee or other representative of an Excluded Person, concerning the sale of all or any part of the Business, any of the Companies’ assets (other than in the ordinary course of business), the Units or any capital stock, membership interests or other securities of the Company or any of its Subsidiaries, whether such transaction takes the form of a sale of units, assets, merger, consolidation, or issuance of debt securities or making of a loan or otherwise or any joint venture or partnership, (ii) otherwise solicit, initiate or encourage the submission (or attempt to submit) of any inquiry or proposal contemplating the sale of all or any part of the Business, the sale of the Companies’ assets (other than in the ordinary course of business), the Units or any capital stock, membership interests or other securities of the Companies, whether such transaction takes the form of a sale of equity, assets, merger, consolidation or otherwise, or issuance of debt securities or making of a loan or any joint venture or partnership or (iii) consummate any such transaction or accept any offer or agree to engage in any such transaction. The Company or the Members shall promptly (within 24 hours) communicate to Purchaser the terms of any proposal, contract or sale which it may receive in respect of any of the foregoing and respond to any such communication in a manner reasonably acceptable to Purchaser. The notice of the Company and each Member under this Section 9.4 shall include the identity of the person making such proposal or offer, copies (if written) or a written description of the terms (if oral) thereof and any other such information with respect thereto as Purchaser may reasonably request.

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9.5           Annual and Interim Financial Statements. From the date hereof through the Closing Date, within forty (40) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Company shall deliver to Purchaser an unaudited consolidated summary of its earnings and an unaudited consolidated balance sheet for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company and its Subsidiaries as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments. Such certificate shall also state that except as noted, from the Interim Balance Sheet Date through the end of the previous month there has been no Material Adverse Effect. The Company shall also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Company and its Subsidiaries that the Company’s certified public accountants may issue.

9.6           SEC Filings.

(a)          The Company and the Members acknowledge that:

(i)          the Parent’s stockholders must approve the transactions contemplated by this Agreement prior to the transactions contemplated hereby being consummated and that, in connection with such approval, the Parent must call a special meeting of its stockholders requiring Parent to prepare and file with the SEC a proxy statement and proxy card (the “Proxy Statement”);

(ii)         the Parent’s warrant holders must approve an amendment to the Parent Warrants prior to the transactions contemplated hereby being consummated in order to permit the Parent Warrants to become exercisable for Parent Common Stock and that, in connection with such approval, the Parent must call a special meeting of its warrant holders requiring Parent to prepare and file with the SEC a Proxy Statement and proxy card, which will be included in the Proxy Statement.

(iii)        the Parent will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iv)         the Parent will be required to file Current Reports on Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

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(b)          In connection with any filing the Parent makes with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company, the Subsidiaries, the Class A Members and the Manager will, and use their best efforts to cause their Affiliates, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use their best efforts to (i) cooperate with the Parent, (ii) respond to questions about the Company or the Members required in any filing or requested by the SEC, and (iii) provide any information requested by Parent or Parent’s representatives in connection with any filing with the SEC. In the Proxy Statement distributed to the Parent’s stockholders, the effectiveness of the Transaction shall be conditioned upon the approval of the Redomestication Merger, and the effectiveness of the Redomestication Merger shall be conditioned upon the approval of the Transaction.

9.7           Financial Information. The Company and the Manager will provide additional financial information requested by the Parent for inclusion in any filings to be made by the Parent with the SEC. If requested by the Parent, such information must be reviewed or audited by the Company’s auditors.

9.8           Trust Account. The Signatory Members, the Manager and the Company each acknowledge that the Parent shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and for the payment of (i) all amounts payable to stockholders of Parent holding Parent Subunits who shall have validly redeemed their Parent Subunits upon acceptance by the Parent of such Parent Subunits, (ii) the M&A Fee to the underwriter in the IPO, (iii) the expenses to the third parties to which they are owed and (iv) the remaining monies in the Trust Account to Purchaser.

9.9           Employees of the Company and the Manager. Schedule 9.9 lists those employees designated by the Company as key personnel of the Companies (the “Key Personnel”). The Key Personnel shall, as a condition to their continued employment with the Manager or any of the Companies execute and deliver to the Company non-solicitation, non-service and confidentiality agreements in form and substance satisfactory to Purchaser (the “Confidentiality and Non-Solicitation Agreements”). The Company and the Manager shall use their best efforts to enter into Labor Agreements with each of its employees to the extent required by law prior to the Closing Date, and to satisfy all accrued obligations of the Companies applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Company to any trust or other fund or to any Authority, with respect to, social insurance benefits, housing fund benefits, unemployment or disability compensation benefits or otherwise.

9.10         Application for Permits. The Company and the Manager shall apply for all Permits listed on Schedule 4.19 as not being valid and in full force and effect (the “Outstanding Permits”), and shall use their best efforts to obtain each Outstanding Permit and ensure that the same are valid and in full force and effect as promptly as practicable hereafter, but in any event no later than the Closing Date.

9.11         Affiliate Loans and Guarantees. Except as set forth on Schedule 9.11, the Members and the Company shall terminate all loans and guarantees by the Company for the benefit of each of the Members, the Company’s and the Subsidiaries’ officers and directors, and any of their respective Affiliates, prior to the Closing Date.

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9.12         Audited and Reviewed Financial Statements. The Company shall, within 30 days of the execution of this Agreement, deliver to the Parent and the Purchaser the Audited Annual Financial Statements and the Six Month Interim Financial Statements, both in form satisfactory to the Parent and the Purchaser. The Audited Annual Financial Statements shall be the same as the Unaudited Annual Financial Statements in all material respects.

ARTICLE X
COVENANTS OF THE COMPANY, THE CLASS A MEMBERS
AND THE MANAGER

The Company, the Class A Members and the Manager, jointly and severally, covenant and agree that:

10.1         Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company and each Subsidiary should duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

10.2         Injunctive Relief. If the Company, any Class A Member or the Manager breaches, or threatens to commit a breach of, any of the covenants set forth in Sections 7.1, 7.4 or 14.4 (the “Restrictive Covenants”), Purchaser shall have the following rights and remedies, which shall be in addition to, and not in lieu of, any other rights and remedies available to Purchaser by agreement (including those set forth in Section 13.1 hereof), under law or in equity:

(a)          The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Purchaser and that monetary damages will not provide adequate remedy to Purchaser; and

(b)          The right and remedy to require the Company and each Class A Member and Manager, jointly and severally, to indemnify Purchaser against any losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’ fees and court costs, which may be incurred by it and which result from or arise out of any such breach or threatened breach.

10.3         Best Efforts to Obtain Consents. The Company and the Manager shall use their best efforts to obtain each Third Party Consent as promptly as practicable hereafter.

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ARTICLE XI
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

11.1         Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and in the case of the Company, each Class A Member and the Manager as reasonably requested by Purchaser, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement in order to transfer all of the Units to Purchaser and to vest in Purchaser good, valid and marketable title to the Units, free and clear of all Liens.

11.2         Tax Matters.

(a)          The Manager shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company and each of its Subsidiaries required to be filed by the Company or such Subsidiaries after the Closing Date for taxable periods ending on or before the Closing Date. Such Tax Returns shall be true, correct and complete, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, and shall not make, amend, revoke or terminate any Tax election or change any accounting practice or procedure without the prior written consent of the Purchaser. The cost of preparing such Tax Returns shall be borne by the Company. The Manager shall give a copy of each such Tax Return to the Purchaser with sufficient time prior to filing for its review and comment. The Manager (prior to the Closing) and the Purchaser (following the Closing) shall cause the Company and each of its Subsidiaries to cooperate in connection with the preparation and filing of such Tax Returns, to timely pay the Tax shown to be due thereon, and to furnish the Purchaser proof of such payment.

(b)          Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company or any of its Subsidiaries for taxable periods including the Closing Date but ending after the Closing Date. Any such Tax Returns for a period that includes the Closing Date shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, and shall not make, amend, revoke or terminate and tax election or change any accounting practice or procedure without the prior consent of the Manager, which consent shall not unreasonably be withheld, delayed or conditioned. Not later than ten (10) days before the due date for payment of Taxes with respect to any such Tax Returns, the Class A Members, jointly and severally, shall pay to the Company and each of its Subsidiaries an amount equal to that portion, if any, of the Taxes shown on such Tax Returns for which the Class A Members have an obligation to indemnify the Purchaser pursuant to the provisions of Section 11.1(e).

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(c)          Following the Closing, the Manager may amend any Tax Return of the Company or any of its Subsidiaries for any taxable period ending on or before the Closing with the consent of Purchaser, which consent shall not unreasonably be withheld, delayed or conditioned. Purchaser shall cause the Company and its Subsidiaries to cooperate with the Manager in connection with the preparation and filing of such amended Tax Returns and any Tax proceeding in connection therewith. The cost of preparing and filing such amended Tax Returns or participating in any such Tax proceeding shall be borne jointly and severally by the Class A Members.

(d)          Following the Closing, the Purchaser may amend any Tax Return of the Company or any of its Subsidiaries for any taxable period ending on or before the Closing to correct any errors, with the consent of the Manager, which consent shall not unreasonably be withheld, delayed or conditioned. The cost of preparing and filing such amended Tax Returns shall be borne jointly and severally by the Class Members.

(e)          Purchaser shall retain (or cause the Company and its Subsidiaries to retain) all Books and Records with respect to Tax matters of the Company and its Subsidiaries for Pre-Closing Periods for at least seven (7) years following the Closing Date and to abide by all record retention agreements entered into by or with respect to the Company or any of its Subsidiaries with any Taxing Authority.

(f)          To the extent permitted by applicable Law, the parties shall elect (and shall cause the Company and its Subsidiaries to elect) to treat the taxable period that includes but does not end on the Closing Date with respect to any Tax of the Company or its Subsidiary as ending at the close of the Closing Date, and shall take such steps as may be necessary therefor. For purposes of this Agreement, any Tax for a taxable period that includes but that does not end on the Closing Date shall be allocated between the Pre-Closing Period and the balance of the taxable period based on an interim closing of the books as of the end of the Closing Date; provided, however, that any real or personal property Tax, fixed dollar franchise Tax and any annual exemption amount shall be allocated based on the relative number of days in the Pre-Closing Period and the balance of the taxable period.

(g)          All sales, use, transfer and other similar Taxes imposed by a Taxing Authority with respect to the Transaction or any other transaction contemplated by this Agreement shall be duly and timely paid by the Members, jointly and severally. The Members shall duly and timely file (or cause to be filed) all Tax Returns in connection with such Taxes. The Members shall give a copy of each such Tax Return to the Purchaser for its review with sufficient time for comments prior to filing and shall give the Purchaser a copy of such Tax Return promptly after filing, together with proof of payment of the Tax shown thereon to be due. The cost of preparing and filing such tax returns shall be borne jointly and severally by the Members.

11.3         Settlement of Purchaser Liabilities. Concurrently with the Closing, all outstanding liabilities of the Purchaser shall be settled and paid in full and reimbursement of out-of-pocket expenses reasonably incurred by Purchaser’s officers, directors, or any of their respective Affiliates, in connection with identifying, investigating and consummating a business combination.

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11.4         Compliance with SPAC Agreements. The Company and Purchaser shall comply with each of the agreements entered into in connection with the IPO, including without limitation that certain registration rights agreement, dated as of February 18, 2011, by and among the Purchaser and the investors named therein.

11.5         Registration Statement. As soon as practicable after the date hereof, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the issuance of the Purchaser Preferred Stock and Purchaser Common Stock to be issued in the Redomestication Merger (the “Registration Statement”). Parent shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Parent with such information concerning it that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto. Parent will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby.

11.6         Confidentiality. The Company, the Class A Members and the Manager, on the one hand, and Parent and Purchaser, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other party so that such party may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement.

11.7         Additional Signatory Members. Within 10 business days following the Signing Date, the parties hereto shall permit the preferred members of the Company that were not a Signatory Member on the Signing Date to execute this Agreement on the same terms and conditions as are contained in this Agreement.

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11.8         Post-Closing Registration Statement. After the Closing, the Purchaser shall file a registration statement with the SEC relating to all the unregistered securities issued in connection with the Transactions, as shall be specified in more detail in the Registration Rights Agreement.

ARTICLE XII
CONDITIONS TO CLOSING

12.1         Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions:

(a)          No provisions of any applicable Law, and no Order shall prohibit or impose any condition on the consummation of the Closing.

(b)          There shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(c)          Parent’s shareholders shall have approved the transactions contemplated by this Agreement in accordance with its organizational documents and provided that holders of fewer than the number of Parent Subunits specified in the Parent’s organizational documents exercise their redemption rights with respect to such transaction.

(d)          The Redomestication Merger shall have been consummated and the applicable certificates filed in the appropriate jurisdictions.

(e)          The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

(f)          Each of the Additional Agreements shall have been entered into and the same shall be in full force and effect.

12.2         Conditions to Obligations of Parent and Purchaser. The obligation of Parent and Purchaser to consummate the Closing is subject to the satisfaction, or the waiver at Purchaser’s sole and absolute discretion, of all the following further conditions:

(a)          The Company, the Class A Members and the Manager shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date.

(b)          All of the representations and warranties of the Company, the Manager and the Class A Members contained in this Agreement, the Additional Agreements and in any certificate delivered by the Company, the Manager or any Class A Member pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true, correct and complete at and as of the date of this Agreement (except as provided in the disclosure schedules or as provided for in Article V), or, (ii) if otherwise specified, when made or when deemed to have been made, and (iii) be true, correct and complete as of the Closing Date, in the case of (i) and (ii) with only such exceptions as could not in the aggregate reasonably be expected to have a Material Adverse Effect.

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(c)          There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(d)          Purchaser shall have received a certificate signed by the Manager of the Company and all Class A Members to the effect set forth in clauses (a) through (c) of this Section 12.2.

(e)          No court, arbitrator or other Authority shall have issued any judgment, injunction, decree or order, or have pending before it a proceeding for the issuance of any thereof, and there shall not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing, the ownership by Purchaser of any of the Units or the effective operation of the Business by the Company and its Subsidiaries after the Closing Date.

(f)          Purchaser shall have received all documents it may reasonably request relating to the existence of each of the Companies and the authority of the Company, the Class A Members and the Manager to enter into and perform under this Agreement, all in form and substance reasonably satisfactory to Purchaser and its legal counsel, including (i) a copy of the Certificate of Formation, or other organizational document, of the Company and each of its Subsidiaries and Portfolio Companies, certified as of a recent date by the Secretary of State of their respective jurisdictions of organization, (ii) copies of the Company’s Operating Agreement as effective on the date hereof; (iii) copies of the bylaws, operating agreement or other governing document of each of the Company’s Subsidiaries and Portfolio Companies, (iv) copies of resolutions duly adopted by the Manager of the Company and by the Majority Interest or consent of the Company’s Members authorizing this Agreement, the Additional Agreements and the transaction contemplated hereby and thereby, (v) a certificate of the Manager of the Company certifying as to signatures of the officer(s) executing this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Manager, and (vi) recent good standing certificates regarding the Company and each of its Subsidiaries and Portfolio Companies from the office of the Secretary of State of each of their respective states of formation and each other jurisdiction in which the Company and its Subsidiaries and Portfolio Companies is qualified to do business.

(g)          Purchaser shall have received from the Members certificates representing the Units, duly endorsed in blank by the applicable Members, or accompanied by stock powers duly executed in blank by the applicable Members, with all necessary transfer Tax and other revenue stamps, acquired at each such Member’s expense, affixed.

(h)          Purchaser shall have received the organizational record books, minute books, stock ledgers, and stock transfer books of the Company.

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(i)          Purchaser shall be fully satisfied, in its sole discretion exercised in good faith, with the results of its and its representatives’ review of the Business, the Units and the Company and its Subsidiaries and Portfolio Companies (including any review of the capitalization, assets, processes, systems, financial condition, and prospects of the Business and the Company and its Subsidiaries and Portfolio Companies), provided that no such review shall affect any representation or warranty of the Company or any Member given hereunder or in any instrument related to the transactions contemplated hereby.

(j)          Purchaser shall have received copies of all Third Party Consents (including the consents of the landlords under the Officer Leases), in form and substance reasonably satisfactory to Purchaser, and no such Third Party Consent shall have been revoked.

(k)          The Company and the Manager shall have delivered to Purchaser documents satisfactory to Purchaser to evidence the release of all Liens on any Units and, other than Permitted Liens, any portion of the Company’s assets and the filing of appropriate UCC-3 Amendment (Termination) Statements or other termination documents.

(l)          Patrick Imeson and Eric Altman shall have entered into and delivered to Purchaser a copy of their employment agreements with Purchaser in Form and substance satisfactory to Purchaser and the other members of the Company’s senior management team identified on Schedule 12.2(l) shall have entered into and delivered to Purchaser a copy of their employment agreement with Purchaser Company, each in Form and substance satisfactory to Purchaser (collectively, the “Employment Agreements”), and the same shall be in full force and effect.

(m)          Purchaser shall have received from each Class A Member a general release of all claims against the Company and its Subsidiaries and Portfolio Companies and their officers, directors, employees and Affiliates (other than Purchaser solely in connection with this Agreement and the Additional Agreements) in form satisfactory to Purchaser.

(n)          Counsel to the Company shall have delivered an opinion in form and substance satisfactory to Purchaser’s counsel.

(o)          The Key Personnel shall have executed the Confidentiality and Non-Solicitation Agreements and the same shall be in full force and effect, and the Company and the Member (to the extent it has employed anyone on behalf of the Company) shall have entered into Labor Agreements with each of its employees to the extent required by law, and satisfied all accrued obligations of the Company and its Subsidiaries applicable to its employees.

(p)          Purchaser shall have received (i) a statement from each Member under Section 1445(b)(2) of the Code certifying as to its non-foreign status for U.S. federal income tax purposes (each, a “FIRPTA Certificate”), and (ii) a duly completed and executed IRS Form W-9 from each Member relating to its non-foreign status for U.S. federal income tax purposes.

(q)          Parent and Purchaser shall have received final Schedules.

(r)          The Company shall have secured a directors and officers liability insurance policy for a minimum coverage amount of $10 million for the pre-transaction directors and officers, which will cover the directors and officers for a period of six years after the Closing. Such directors and officers liability policy shall take effect upon the consummation of the Transaction.

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(s)          Purchaser shall have received copies of all Outstanding Permits, each of which shall be valid and in full force and effect, and no Outstanding Permit shall have been revoked.

(t)          A majority of the holders of the outstanding Parent Warrants shall have approved an amendment to the Parent Warrant Agreement providing that upon the merger, consolidation or reorganization of Parent, the Parent Warrants shall be convertible into warrants to purchase common stock, or other equivalent security, of the surviving corporation of the surviving entity of such merger, consolidation or reorganization.

(u)          The requisite majority of Parent’s shareholders shall have approved the transactions contemplated by this Agreement in accordance with the provisions of Parent’s organizational documents and Cayman Law.

(v)          Purchaser shall have completed, and be satisfied in all respects with, the results of its ongoing due diligence investigation of the business, assets, operations, financial condition, contingent liabilities, prospects and material agreements of the Company and relating to the Company’s assets. Purchaser’s satisfaction of the foregoing shall be determined in its sole discretion.

(w)          The holders of not more than five percent (5%) of the Parent Ordinary Shares shall have exercised their dissenters’ rights in accordance with Cayman Law.

(x)          The Parent and the Purchaser shall have received, within 30 days of the execution of this Agreement, the Audited Annual Financial Statements and the Six Month Interim Financial Statements, both in form satisfactory to the Parent and the Purchaser. The Audited Annual Financial Statements shall be the same as the Unaudited Annual Financial Statements in all material respects.

12.3         Conditions to Obligations of the Company, the Class A Members and the Manager. The obligation of the Company, the Class A Members and the Manager to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a)          (i) Each of the Parent and Purchaser shall have performed in all material respects all of their respective obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Parent contained in this Agreement, and in any certificate or other writing delivered by Parent or the Purchaser pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) the Company shall have received a certificate signed by an authorized officer of Parent and the Purchaser to the foregoing effect.

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(b)          Purchaser shall have executed and delivered to the Members each Additional Agreement to which it is a party.

(c)          Purchaser shall have executed and delivered each of the Additional Agreements.

ARTICLE XIII
INDEMNIFICATION

13.1         Indemnification of Purchaser. Until the third anniversary of the Signing Date, the Company (solely with respect to claims made under this Section 13.1 prior to the Closing), each of the Class A Members and the Manager hereby jointly and severally agree to indemnify and hold harmless to the fullest extent permitted by applicable law Purchaser, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (the “Purchaser Indemnitees”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Purchaser Indemnitee as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Company, any Class A Member or the Manager contained herein or in any of the Additional Agreements or any certificate or other writing delivered pursuant hereto, (b) any Actions by any third parties with respect to the Business (including breach of contract claims, violations of warranties, trademark infringement, privacy violations, torts or consumer complaints) for any period on or prior to the Closing Date, including but not limited to those listed on Schedule 13.1, (c) the violation of any Laws in connection with or with respect to the operation of the Business on or prior to the Closing Date, (d) any claims by any employee of the Company or any of its Subsidiaries or Portfolio Companies with respect to any period or event occurring on or prior to the Closing Date, or relating to the termination of such employee’s employment status in connection with the transactions contemplated by this Agreement, or the termination, amendment or curtailment of any employee benefit plans, (e) any Taxes attributable to a Pre-Closing Period, or (f) any sales, use, transfer or similar Tax imposed on Purchaser or its Affiliates as a result of any transaction contemplated by this Agreement. Notwithstanding the foregoing, the aggregate indemnification obligations of the Company and the Class A Members shall not exceed $16,500,000 (the “Indemnity Cap”); provided however; such Indemnity Cap shall increase by the total exercise price of Purchaser Warrants exercised after the Closing.

13.2         Indemnification of the Company and the Members. Until the third anniversary of the Signing Date, Parent and Purchaser hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law the Company, the Class A Members and the Manager, each of their Affiliates, and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (the “Member Indemnitees”) against and in respect of any Losses incurred or sustained by any Member Indemnitee as a result of any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Parent or Purchaser contained herein or in any of the Additional Agreements or any certificate or other writing delivered pursuant hereto. Notwithstanding the foregoing, the aggregate indemnification obligation of the Parent and the Purchaser shall not exceed the Indemnity Cap; provided however; such Indemnity Cap shall increase by the total exercise price of Purchaser Warrants exercised after the Closing.

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13.3         Procedure. The following shall apply with respect to all claims by either a Purchaser Indemnitee or a Member Indemnitee (together, “Indemnified Party”) for indemnification:

(a)          An Indemnified Party shall give the Company or Purchaser, as applicable, prompt notice (an “Indemnification Notice”) of any third-party Action with respect to which such Indemnified Party seeks indemnification pursuant to Section 11.1 or 11.2 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 11.1 or 11.2, except to the extent such failure materially and adversely affects the ability of Members or Purchaser, as applicable (any of such parties, “Indemnifying Parties”) to defend such claim or increases the amount of such liability.

(b)          In the case of any Third-Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Parties, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 11.1 or 11.2 are applicable to such Action and the Indemnifying Parties will indemnify such Indemnified Party in respect of such Action pursuant to the terms of Section 11.1 or 11.2 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Parties’ liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Parties to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third-Party Claim.

(c)          If the Indemnifying Parties assume the defense of any such Third-Party Claim pursuant to Section 11.3(b), then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Parties so assume the defense of any such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.

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(d)          If the Indemnifying Parties elect to assume the defense of any Third-Party Claim pursuant to Section 11.3(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense. Notwithstanding anything to the contrary, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third Party Claim if such Third Party Claim would impose liability on the part of the Indemnified Party. In the event the Indemnified Party retains control of the Third Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e)          If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to this Section 11.3 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (ii) in which such Third Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other Actions (known or unknown) arising or which might arise out of the same facts.

13.4         Periodic Payments. Any indemnification required by Section 11.1 or 11.2 for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Parties to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

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13.5         Right of Set Off. In the event that Purchaser is entitled to any indemnification pursuant to this Article XI, Purchaser shall be entitled to set off any amounts owed to Members pursuant to Section 11.2 and/or otherwise pursuant to this Agreement against the amount of such indemnification. Any such set-off will be treated as an adjustment to the consideration given in exchange for the Units.

13.6         Payment of Indemnification. In the event that Purchaser is entitled to any indemnification pursuant to this Article XI and Purchaser is unable to set off such indemnification pursuant to Section 11.5, Class A Members shall jointly and severally pay the amount of the indemnification (subject to the limitation set forth in Section 11.1). Class A Members shall, at the option of Purchaser, pay any indemnification payment due under this Section 11.1 in cash, the transfer and assignment of a number of Payment Shares then owned by them, or a combination thereof; provided that (x) any Payment Shares transferred pursuant to this sentence shall be deemed to have the same value per share of the Payment Shares as at their time of issuance, and (y) each Class A Member, upon transferring such Payment Shares, shall represent and warrant in writing to the Purchaser Indemnitee(s) that all such Payment Shares are free and clear of all Liens. Any payments by any Member to a Purchaser Indemnitee will be treated as an adjustment to the Payment Shares.

13.7         Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement actually received.

13.8         Survival of Indemnification Rights. Except for the representations and warranties in Section 4.1 (Corporate Existence and Power), 4.2 (Authorization), 4.3. (Governmental Authorization), 4.5 (Capitalization), 4.6 (Certificate of Formation and Operating Agreement), 4.7 (Corporate Records), 4.10 (Subsidiaries), 4.15 (Properties; Title to the Company and its Subsidiaries’ Assets), 4.20 (Compliance with Laws), 4.26 (Employment Matters), 4.28 (Benefit Plans), 4.31 (Tax Matters), 4.33 (Finder’s Fees), Section 8.1 (Corporate Existence and Power), Section 8.2 (Corporate Authorization), Section 8.3 (Governmental Authorization), and Section 8.5 (Finders’ Fees) which shall survive until ninety (90) days after the expiration of the statute of limitations with respect thereto (including any extensions and waivers thereof), the representations and warranties of the Company, the Members and the Purchaser shall survive until the one (1) year anniversary of the Closing. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Section 11.1 or 10.2 for Losses shall be effective so long as it is asserted prior to: (x) ninety (90) days after the expiration of the applicable statute of limitations (including all extensions and waivers thereof), in the case of the representations and warranties referred to in the first sentence of this Section 11.8 and the breach or the alleged breach of any covenant or agreement of any Indemnifying Party; and (y) the one (1) year anniversary of the Closing, in the case of all other representations and warranties of the Company, the Members, the Manager and the Purchaser hereunder. The obligations of the Company (but not of the Members) in Articles VI and VII shall terminate upon the Closing.

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ARTICLE XIV
DISPUTE RESOLUTION

14.1         Arbitration.

(a)          The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement, or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)          If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

(c)          The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)          The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e)          On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 12.1(c).

(f)          The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)          The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief as provided in Section 7.2, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

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(h)          Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i)          The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j)          This arbitration section shall survive the termination of this Agreement and any agreement contemplated hereby.

14.2         Waiver of Jury Trial; Exemplary Damages.

(a)          THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b)          Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

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ARTICLE XV
TERMINATION

15.1         Termination Without Default. In the event that the Closing of the transactions contemplated hereunder has not occurred by February 25, 2013 (the “Outside Closing Date”) and no material breach of this Agreement by Purchaser, on one hand, or the Company, any Class A Member or the Manager, on the other hand, seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 13.2 hereof), Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by Purchaser or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date. In the event this Agreement is terminated pursuant to this Section 15.1, each party shall bear its own expenses incurred in connection with this Agreement.

15.2         Termination Upon Default.

(a)          Purchaser may terminate this Agreement by giving notice to the Company on or prior to the Closing Date, without prejudice to any rights or obligations Purchaser may have, if the Company or any Member shall have materially breached any representation, warranty, agreement or covenant contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and fifteen (15) days following receipt by the Company of a notice describing in reasonable detail the nature of such breach.

(b)          The Company may terminate this Agreement by giving notice to Purchaser, without prejudice to any rights or obligations the Company or Members may have, if Purchaser shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and fifteen (15) days following receipt by Purchaser of a notice describing in reasonable detail the nature of such breach.

15.3         Survival. The provisions of Section 11.3, as well as this Article XV, shall survive any termination hereof pursuant to Article XV.

ARTICLE XVI
MISCELLANEOUS

16.1         Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

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if to Purchaser or the Company (following the Closing), to:

China VantagePoint Acquisition Company
555 N.E. 15th Street, Suite 200
Miami, Florida 33132
Telecopy: 305-716-9230

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Mitchell S. Nussbaum
Telecopy: 212 407-4990

if to any Member or the Company (prior to the Closing):

Black Diamond Financial Group, LLC
1610 Wynkoop Street, STE 400
Denver, CO 80202
Attention: Patrick Imeson
Telecopy: 303-957-5536

with a copy to (which shall not constitute notice):

Messner & Reeves, LLC
1430 Wynkoop Street, Suite 300
Denver, CO 80202
Attention: Steven N. Levine
Telecopy: 303-623-0552

16.2         Amendments; No Waivers; Remedies.

(a)          This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)          Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

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(c)          Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d)          Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

16.3         Arm’s length bargaining; no presumption against drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

16.4         Publicity. Except as required by law, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto.

16.5         Expenses. The Parent and the Company have entered into an Expense Agreement dated August 24, 2012 (the “Expense Agreement”), pursuant to which the Company agreed to pay certain expenses of the Parent, including the expenses of the Parent in connection with the Transaction. The parties hereto acknowledge and agree that the Expense Agreement, remain in full force and affect and are not affected or modified hereby.

16.6         No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

16.7         Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

16.8         Counterparts; facsimile signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

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16.9         Entire Agreement. This Agreement together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

16.10         Setoff. Purchaser shall have the right to set off against any amounts payable by Purchaser under this Agreement any amounts owed by any Member to Purchaser or any other Purchaser Indemnitee.

16.11         Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

16.12         Construction of certain terms and references; captions. In this Agreement:

(a)          References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b)          The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c)          Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d)          Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

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(e)          If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f)          Captions are not a part of this Agreement, but are included for convenience, only.

(g)          For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of any Member and the Key Personnel.

16.13         Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

16.14         Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

16.15         Waiver. Reference is made to the final prospectus of the Parent, dated February 18, 2011 (the “Prospectus”). The Company and the Members have read the Prospectus and understand that the Parent has established the Trust Account for the benefit of the public stockholders of the Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of the Parent agreeing to enter into this Agreement with the Company, the Class A Members and the Preferred Members each hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser.

[The remainder of this page intentionally left blank; signature pages to follow]

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IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be duly executed by their respective authorized officers and the Members have executed this Agreement as of the day and year first above written.

Parent:

CHINA VANTAGEPOINT ACQUISITION COMPANY
a Cayman Islands company

By:	/s/ Yiting Liu
Name: Yiting Liu
Title: Co-Chair of the Board

Purchaser:

BDH Acquisition Corp.
a Delaware corporation

By:	/s/Yiting Liu
Name: Yiting Liu
Title: Co-Chair of the Board

Company:

BLACK DIAMOND HOLDINGS LLC
a Colorado limited liability company,

Black Diamond Financial Group, LLC, its Manager

By:	/s/ Patrick Imeson
Name: Patrick Imeson
Title: Manager

Manager:

BLACK DIAMOND FINANCIAL GROUP, LLC
a Delaware limited liability company

By:	/s/ Patrick Imeson
Name: Patrick Imeson
Title: Manager

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Class A Members:

If an entity:
CALIM VENTURE PARTNERS I, LLC

Black Diamond Financial Group, LLC,
its manager

____
By: Patrick Imeson
Title: Manager

If an Individual:

____
Name:

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Class A Members:

If an entity:
CALIM VENTURE PARTNERS II, LLC

Black Diamond Financial Group, LLC, its manager

By: Patrick Imeson
Title: Manager

If an Individual:

Name:

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Class A Members:

If an entity:
CALIM BRIDGE PARTNERS I, LLC

Black Diamond Financial Group, LLC, its manager

____
By: Patrick Imeson
Title: Manager

If an Individual:

____
Name:

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Class A Members:

If an entity:
CALIM BRIDGE PARTNERS II, LLC

Black Diamond Financial Group, LLC, its manager

____
By: Patrick Imeson
Title: Manager

If an Individual:

____
Name:

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Class A Members:

If an entity:
BLACK DIAMOND FUND I, LLC

Black Diamond Financial Group, LLC, its manager

____
By: Patrick Imeson
Title: Manager

If an Individual:

____
Name:

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Preferred Members:

If an entity:
MFPI PARTNERS, LLC

By: Patrick Imeson
Title: Manager

If an Individual:

Name:

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From: 2123194230 Page: 2/2 Date: 8/24/2012 8:25:07 PM

Preferred Members:

If an entity:

Name: Triple R F, LLC

By: [signature]
Name: Dwight D. Richart
Title: Manager

If an Individual:

____
Name:

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